EXHIBIT 99.1

 Capital Markets Day  12 January 2024

 Forward-looking statements (1/2)  This presentation includes certain statements, expectations, estimates and projections provided by Euronav NV (the “Company”) and certain other sources believed by the Company to be reliable, and statements of the Company’s beliefs and intentions about future events. The statements included in the presentation that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Such statements, expectations, estimates and projections reflect various assumptions by the Company concerning anticipated results and are subject to significant business, economic and competitive uncertainties and contingencies, and known and unknown risks, many of which are beyond the Company’s control and are impossible to predict. Accordingly, there can be no assurance that such statements, expectations, estimates and projections will be realized. Any forecast made or contained herein and actual results will likely vary and those variations may be material. The Company makes no representation or warranty as to the accuracy or completeness of such statements, expectations, estimates and projections contained in this presentation or that any forecast made or contained herein will be achieved.  Our forward-looking statements are subject to certain risks and uncertainties, which include, but are not limited to, the following:  The transaction pursuant to which the Company has agreed to purchase CMB.TECH from CMB NV may not occur as expected or at all.  The global clean energy transition may not accelerate as expected, including in the shipping industry.  Governmental and regulatory focus on a zero-carbon future in accordance with current target dates may not continue without delay or abatement or may be changed.  The shipping industry may not adopt hydrogen and ammonia as a primary fuel source for ocean-going vessels or any adoption may take longer than expected.  The obsolescence and scrapping of older vessels that are powered by traditional fuels that emit carbon and their replacement may not occur as expected or at all.  CMB.TECH’s hydrogen and ammonia engine and fuel technology may not be successfully applied in longer haul routes.  The business divisions of CMB.TECH may not be successfully integrated into the Company’s business.  The delivery of CMB.TECH’s vessels on order may not occur as expected or without unanticipated costs.  Charters at attractive or expected rates may not be available for the Company’s vessels upon expiration of current charters or upon delivery of newbuildings on order.  CMB.TECH may not complete as expected various hydrogen and ammonia projects upon which the Company’s business plans are based around the world both at sea and ashore as expected.  Continuing demand for transportation of crude oil may not sustain charter rates for VLCCs and Suezmax tankers and the expected reduction in supply of such vessels due to scrapping or obsolescence may not occur.  Improving supply and demand dynamics over the next several years in the dry bulk shipping sectors may not occur as expected.  A recovery and growth over the next several years in the chemical tanker sector of the shipping industry may not occur as expected.  Demand for eco-friendly container vessels may decline.  Continued increases for demand for service vessels is the offshore wind industry may not occur as expected.   The impact of general economic and geopolitical factors on the shipping industry.   Other statements and projections relating to the Company’s business objectives and plans may not occur as expected.  In addition, certain industry data and information contained in this presentation has been derived from industry sources. The Company has not undertaken any independent investigation to confirm the accuracy or completeness of such data and information, some of which may be based on estimates and subjective judgments. Accordingly, the Company makes no representation or warranty as to such accuracy or completeness.  This presentation speaks only as of today’s date, and the Company does not undertake to update any forward-looking statements to reflect future events or circumstances.  Information about the Company  The Company is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, applicable to foreign private issuers and in accordance therewith is required to file reports and other information with the SEC relating to its business, financial condition, and other matters. The Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2022 (the “Form 20-F”) and other filings are available at the SEC’s website at http://www.sec.gov. We refer you to Item 3.D. (Risk Factors) in the Form 20-F for a discussion of certain risks of the Company’s business activities, financial condition, results of operations and prospects relating to its ownership and operation of crude oil tankers.

 Forward-looking statements (2/2)  Additional information  CMB NV has announced previously that it will conduct a mandatory tender offer for all of the Company shares that it and its affiliates do not already own. The tender offer has not yet commenced. This presentation is for informational purposes only, and is neither an offer to purchase nor a solicitation of an offer to sell any ordinary shares of Euronav NV or any other securities, nor is it a substitute for (i) the prospectus of CMB NV and the response memorandum of the supervisory board of Euronav NV to be approved by the Belgian Financial Services and Markets Authority or (ii) the Tender Offer Statement on Schedule TO and other necessary filings that CMB NV will file with the Securities and Exchange Commission (the “Commission”), and the Solicitation/Recommendation Statement on Schedule 14D-9 and other necessary filings that Euronav NV will file with the Commission, at the time the tender offer is commenced. Any solicitation and offer to buy ordinary shares of Euronav NV will only be made pursuant to a public takeover bid within the meaning of the Belgian Law of 1 April 2007 and the Belgian Royal Decree of 27 April 2007 on public takeover bids addressed to shareholders of Euronav NV wherever located (the “Belgian Offer”) and a concurrent offer to purchase and related tender offer materials in accordance with applicable U.S. federal securities laws addressed to U.S. holders (within the meaning of Rule 14d-1(d) under the Securities Exchange Act of 1934, as amended) of Euronav NV’s ordinary shares (the “U.S. Offer"). At the time the tender offer is commenced, CMB NV will file with the Commission a Tender Offer Statement on Schedule TO and other necessary filings, and in connection therewith, Euronav NV will file with the Commission a Solicitation/Recommendation Statement on Schedule 14D-9 and other necessary filings.  The prospectus of CMB NV and the response memorandum of the supervisory board of Euronav NV will contain important information in relation to the Belgian offer. Shareholders of Euronav NV are urged to read these documents carefully when they become available because they will contain important information that shareholders of Euronav NV should consider before making any decision with respect to the Belgian Offer. The Tender Offer Statement (including an offer to purchase, a related letter of transmittal and certain other offer documents) and the Solicitation/Recommendation Statement on Schedule 14D-9 will contain important information in relation to the U.S. Offer. U.S. holders of Euronav NV’s ordinary shares are urged to read these documents carefully when they become available because they will contain important information that U.S. holders of Euronav NV’s ordinary shares should consider before making any decision with respect to the tender offer U.S. Offer.  When the tender offer is commenced, (i) the prospectus and the response memorandum will be made available for free at the website of Euronav NV, and (ii) the offer to purchase, the related letter of transmittal and the solicitation/recommendation statement and other filings related to the offer will be made available for free at the Commission’s website at www.sec.gov. U.S. holders of Euronav’s ordinary shares also may obtain free copies of the Tender Offer Statement and other offer documents that the Offeror will file with the Commission by contacting the information agent for the tender offer that will be named in the Tender Offer Statement and the Solicitation/Recommendation Statement.

 Presentation topics  CMB.TECH transaction  Creating the reference in sustainable shipping  Value creation  Business units and markets  Annex - focus section on hydrogen market and shipping, fleet list

 © 2024 – CMB.TECH  1. CMB.TECH Transaction

Euronav company profile

2nd largest quoted crude oil tanker company

- Euronav is the world's second largest independent quoted crude oil tanker company (dwt) engaged in the ocean transportation and storage of crude oil
- Sustainability is a core value at Euronav
- Fleet rejuvenation and future-proof[2] newbuilding program at the heart of its long-term value creation strategy

CDP 2020 · CDP 2021 · CDP 2022 · SUSTAINALYTICS · MSCI (3)

Shareholder return

since 2015

$1.5bn	$200m
Cash dividends	Share buyback

Stock listed platform

$3.5 bn
Market Cap
on 14/12/2023

LISTED NYSE · LISTED EURONEXT

Euronav in numbers

	Type	# of vessels (Ship on water)	# of vessels (Under construction)	Average age[1]
Trading	VLCC	17	3 (NH_3)	9.9 years
Trading	Suezmax	22	4	7.8 years
Storage	FSO	2		



Each $5k per day uplift in VLCC and Suezmax rates improves EBITDA by $70m
BASE
$ 70 million
$ 210 million
$ 350million
$ 770 million
Uplift in rates:
+ $ 5,000 per day
+ $ 15,000 per day
+ $ 25,000 per day
+ $ 55,000 per day

Industry-leading shareholder returns, tier 1 customer portfolio, and at the centre of the on-going energy transition. Older tanker tonnage provides excellent opportunities to recycle capital into more future-proof (tanker) tonnage.

(1) Age calculation: new building fleet set at 0 years.
(2) For purposes of this presentation, "future-proof" means owning and operating efficient low-carbon emitting ships and/or ships powered by hydrogen and/or ships powered by ammonia.
(3) These firms have not consented to the use of their names in this presentation, nor have they endorsed the transaction or made any recommendations relating thereto.

© 2024 – CMB.TECH
6

CMB.TECH company profile

Marine

CMB.TECH is a division of the CMB Group that designs, builds and operates a future-proof fleet powered by hydrogen and ammonia:

- CMB.TECH / BOCIMAR — Dry-Bulk carriers powered by NH_3
- CMB.TECH / BOCHEM — Chemical tankers powered by NH_3
- CMB.TECH / DELPHIS — Container vessels powered by NH_3
- CMB.TECH / WINDCAT — Crew Transfer Vessels (CTV) powered by MDO and H_2; Commissioning service operation vessels (CSOV) powered by H_2
- CMB.TECH — Tugboats powered by H_2; Ferry units powered by H_2

H2 Infra

Technology and infrastructure to produce and distribute green H_2 and NH_3, which we believe will be the fuel of the future

Industry

Design and retrofit of port and industrial applications to run on hydrogen – in cooperation with leading OEMs and port operators

Technology & Dev

A well-equipped technology centre powered by highly skilled engineers specialized in H_2 systems

CMB.TECH marine in numbers



UK
Switzerland
The Netherlands
Germany
Belgium - Antwerp
France
Japan
Singapore

Total of **60+46** vessels with an average age of **0.17** years[1]

Category [2]

52+10	2+26	2+6	1+4	3
off-shore wind	dry-bulk	chemical	container	other

Energy

50	35	21
conventional	ammonia ready ammonia fitted	dual fuel hydrogen

CMB.TECH's business model is to own/lease out or sell assets to customers looking for low/zero carbon solutions.
CMB.TECH solves the chicken and egg discussion by offering H_2 and NH_3 molecules, either through own production or by sourcing it from third party producers.

[1] Age calculation: new building fleet set at 0, excluding CTV's (Avg. age 8.9 years) [2] Data format: fleet on the water + new building orders

Note: Bocimar, Bochem and Delphis are the trade names of CMB's dry bulk carrier, chemical tankers and container vessel divisions, respectively. In the Transaction, CMB will give Euronav a worldwide royalty-free license to use these names for $ 0.

© 2024 – CMB.TECH
7

Financial terms: enterprise value to equity value bridge

Financial terms	**The Acquisition Price for 100% of the shares in CMB.TECH is $ 1.150 billion in cash.** **Approximate enterprise value of $ 3.649 billion and an equity value of $ 1.150 billion** The transaction includes $ 2.496 billion roll-over debt (bank, leasing and shipyard liabilities). This includes: Net existing financial debt of $ 510 million Total nominal outstanding capital commitments of $ 1.986 billion – to be paid over the coming 3 years: (i) $ 1.625 billion has been secured and will be rolled over; (ii) remaining unfunded capital commitment of $ 361 million will come from Euronav's own cash.
Financing by Euronav	The Acquisition Price will be financed by Euronav from the cash proceeds of the sale of 24 VLCCs fleet to Frontline plc (which was announced by Euronav on 9 October 2023)



In $ millions
28 Vessels
$ 1,888
5 Vessels
$ 441
8 Vessels
$ 394
67 Vessels
$ 679
$ 181
$ 89
$ 22
$ 3,649
$ 510
$ 361
Unfunded – comes from Euronav cash
$ 1,625
Secured – rolled over
$ 1,986
$ 1,153
Dry Bulk FMV
Container FMV
Chemical FMV
Off-Shore Wind, Others FMV
Industry DCF
H2 Infrastructure DCF
(-) Overheads and HQ Costs DCF
Enterprise Value
(-) Net Debt Net Existing Finacial Debt
(-) Net Debt Total Nominal Outstanding Capital Commitments
Equity Value

Note: Based on valuations as of 28/11/2023. Fair Market Value (FMV) sources: Arrow, BRS, Howe Robinson, Maersk Broker, SSY, and Hagland Shipbrokers. Others: Tugboats & Ferries. These firms have not consented to the use of their names in this presentation, nor have they endorsed the transaction or made any recommendations relating thereto. Discounted cash Flow (DCF): intrinsic and prospective method valuing the business until end of holding period through its future free cash flows discounted using the weighted average cost of capital (WACC) to obtain Enterprise Value (EV).

© 2024 – CMB.TECH
8

Creating the leading, future-proof shipping platform

EURONAV

- ✓ Best-in-class tanker platform
- ✓ High-quality asset base: VLCC, Suezmax, and FSO
- ✓ Strong customer portfolio at the center of the energy transition

CMB.TECH (Bocimar, Bochem, Delphis, Windcat)

- ✓ Market leader in green ships
- ✓ Modern fleet comprising over 100 low-carbon future-proof vessels expected [1]
- ✓ Integrated hydrogen and ammonia value chain

Euronav to be renamed [2]

CMB.TECH — Listed NYSE, Listed Euronext

- ✓ The reference in sustainable shipping
- ✓ Creating value through a diversified fleet and a strong focus on decarbonization
- ✓ Use, produce, distribute, and carry low carbon fuels
- ✓ The only investable diversified green shipping platform for ESG funds and investors
- ✓ Intended to continue NYSE and EURONEXT listings under future symbol "CMBT"

~ 6.9 $ Billion	53.37%
Marine Asset FMV *(fleet on the water + new building orders)*	**Strong anchor shareholder CMB** *(by voting rights)*

[1] Upon completion of newbuilding deliveries expected in 2026
[2] After the closing of the acquisition transaction and CMB's announced mandatory take-over bid for all shares in Euronav that CMB and its affiliates do not currently own (the "MTO"), Euronav will propose to its shareholders to change its corporate name to "CMB.TECH NV" and CMB.TECH will change its corporate name. The trading symbol for the re-named company will also be changed to "CMBT" on both the NYSE and BE Euronext.

© 2024 – CMB.TECH
9

Expected timing

09 October 2023	21/22 November 2023	22 December 2023	February 2024	15 March 2024
Agreement CMB and Frontline plc/ Famatown Finance Ltd, reach an agreement on a transaction that puts an end to the deadlock arising from their entrenched differences over the future strategy of the company	**SGM - Special Shareholder Meeting** Shareholders approve conditionality of (i) Frontline's acquisition of 24 VLCC for $ 2.35 billion and (ii) termination of arbitration case against Frontline plc / Famatown Finance Ltd, following which CMB acquired Frontline's 26.12% stake for $ 18.43 and a new Euronav Supervisory Board and Management Board was installed	**Announcement of CMB.TECH transaction** Euronav and CMB announced that they entered into a SPA for the acquisition of 100% of the share in CMB.TECH	**SGM - Special Shareholder Meeting** SGM scheduled on 7 February 2023 to approve CMB.TECH transaction (pursuant to Art. 7:152 CCA) Expected closing of the transaction	**Close Mandatory Take-Over Bid** As a consequence of exceeding the 30% threshold in November 2023 – CMB will offer all shareholders $ 17.86, i.e. $ 18.43 minus dividend of $ 0.57 paid in December 2023 (1) Target for Euronav to remain listed on NYSE and EURONEXT

Convening of SGM to approve CMB.TECH transaction

Capital Market Day 12 January 2024

Targeted approval date of MTO Prospectus CMB expects to launch MTO for Euronav on 14 February 2024

Euronav intends to change name to CMB.TECH (CMBT NYSE / BE EURONEXT)

(1) The offer price may be further reduced by the gross amount of any future dividends distributions paid by Euronav to its shareholders with an ex-dividend date prior to the end of acceptance period in settlement date of the MTO.

© 2024 – CMB.TECH

10

 2. Creating the reference insustainable shipping  After the closing of the acquisition transaction and CMB’s announced mandatory take-over bid for all shares in Euronav that CMB and its affiliates do not currently own (the “MTO”), Euronav will propose to its shareholders to change its corporate name to “CMB.TECH NV” and CMB.TECH will change its corporate name. The trading symbol for the re-named company will also be changed to “CMBT” on both the NYSE and BE Euronext. Further reference made to CMB.TECH in this presentation is forward-looking and describes the Company and its business plans after the renaming from Euronav NV to CMB.TECH NV, as the context requires. Further reference to Euronav will be as the crude oil tanker business unit of CMB.TECH (CMBT), as the context requires.

CMB.TECH (CMBT) has a strong, experienced management team with a successful track record



Alexander Saverys
Chief Executive Officer

Alexander Saverys serves on the Management Board of Euronav as Chief Executive Officer as of 22 November 2023.

He founded Delphis in 2004, a short sea container shipping company. He became director of CMB in 2006 and is Chief Executive Officer of CMB since September 2014.



Ludovic Saverys
Chief Financial Officer

Ludovic Saverys joined Euronav on the Management Board as Chief Financial Officer as of 22 November 2023.

He is also the CFO of CMB and the General Manager of Saverco NV. He was on EURN board from 2015 to 2021.



Michael Saverys
Chief Chartering Officer

Michael Saverys joined Euronav on the Management Board as Chief Chartering Officer on 22 November 2023.

In 2009 he joined CMB as Chartering Director of Bocimar International, and he is a member of the Board and Executive Committee of CMB NV.



Maxime Van Eecke
Chief Commercial Officer

Maxime Van Eecke joined Euronav on the Management Board as Chief Commercial Officer on 22 November 2023.

He started as Legal Counsel for the CMB group in 2005 and became MD of Delphis in 2014. In 2021 he was appointed CCO of the CMB group. He is an executive board member of CMB NV.



Benoit Timmermans
Chief Strategy Officer

Benoit Timmermans joined Euronav on the Management Board as Chief Strategy Officer on 22 November 2023.

He is in charge of the Chemical division and zero carbon fuel procurement. He is an executive board member of CMB NV.

- The founders of CMB.TECH and driving force behind the rapid technological advancements which result in proprietary H_2 and NH_3 technologies
- Combined they hold over 100 years of shipping experience – financial, commercial, and operational
- Have been instrumental to the success and growth of Euronav and CMB.TECH during the last decade
- Ambitious strategy for CMBT to be a leading green shipping growth stock – on both NYSE and EURONEXT
- Clear vision on how to become the reference in green shipping – and to provide real ESG investment opportunities

Source: Public information

© 2024 – CMB.TECH
12

Euronav and CMB's value creating pathways cross again

- **1991** – JV Euronav Luxembourg is formed between Compagnie Nationale de Navigation (CNN) and Compagnie Maritime Belge (CMB)
- **1995** – Saverys family acquires controlling stake in CMB
- **1997** – Euronav becomes the tanker division of CMB
- **2004** – Euronav demerges from CMB and starts trading on Euronext under the ticker EURN
- **2004** – Euronav acquires Tanklog
- **2007** – CMB founds the subsidiary Bochem
- **2013** – Euronav concludes the acquisition of 15 VLCCs of Maersk Oil Tankers
- **2014** – CMB acquires Delphis
- **2014** – CMB Technologies was added to the group
- **2015** – The Saverys family take CMB private
- **2015** – The Company successfully concludes its IPO on the New York Stock Exchange (LISTED NYSE, LISTED EURONEXT)
- **2017** – MV Hydroville was christened in Antwerp
- **2018** – Euronav concludes the merger with Gener8 Maritime
- **2018** – First bond issue for EURN $150m in Oslo
- **2019** – JPNHYDRO; BEHYDRO
- **2020** – CMB acquires Windcat Workboats from Seacor Marine
- **2020** – First CDP submission gaining B rating
- **2021** – Euronav fleet rejuvenation program
- **2022** – CMB.TECH orders $ 3 billion of H_2 and NH_3 powered ships
- **2022** – CMB.TECH and Ohlthaver & List Group create Cleanergy Solutions Namibia
- **2022** – CMB rebuilds ownership in Euronav to 24.97%
- **2023** – Agreement between CMB and Frontline/Famatown to solve the structural deadlock
- **2023** – CMB acquires 26,12% stake of Famatown/Frontline, Euronav sells 24 VLCCs for $ 2.35 billion
- **2024** – Announcement CMB.TECH transaction

© 2024 – CMB.TECH 13

Investment highlights CMB.TECH (CMBT)

Creating **THE** reference platform in sustainable shipping

LISTED NYSE | LISTED EURONEXT

Grey-to-green solution for the maritime industry	• CMB.TECH builds, owns, operates the largest pool of large marine applications that run on hydrogen and ammonia • Proven and scalable CMB.TECH technology of monofuel and dual fuel combustion engines that use hydrogen and ammonia that becomes available for the combined fleet • Tier 1 customer portfolio located at the center of the energy transition • Ensuring availability of hydrogen and ammonia fuel to its customers, either through own production or by sourcing it from third party producers
Diversified, young and growing fleet	• Diversification across different shipping types enables to invest for the future through shipping cycles: 41+7 oil tankers, 2+26 dry-bulk vessels, 52+10 offshore wind vessels, 1+4 container vessels, 2+6 chemical tankers, and 3 other segment (H2 tug & H2 ferry) • Exposed to attractive end markets and to different contract types (balancing operational gearing with steady cashflows) • Extensive current project pipeline of 53 committed new building vessels for delivery – and a pipeline of + 125 vessels • Modern and growing fleet to meet tomorrow's sustainability requirements **~ 6.9 $ Billion** Marine Asset FMV[2]

Ideally positioned in the growing market of sustainable shipping	• Positioned for the global fuel transition
	  • At the center of the on-going energy transition. Older tanker tonnage provides excellent opportunity to recycle capital into more future-proof (tanker) tonnage
	  • Increasing premium on TC rates for ecological vessels
	• Significant addressable market where over time 118,928 merchant vessels are expected to be replaced by low carbon emitting ships [1]

CMB as anchor shareholder	• CMBT a NYSE and EURONEXT listed growth stock rewarding its shareholders • Successfully grown and developed CMB.TECH since it was founded in 2015 under the CMB umbrella • At the helm when Euronav became the tanker division of CMB in 1997 and primordial for its succes during the years thereafter **53.37%** Strong anchor shareholder CMB *(by voting rights)*

(1) UNCTAD Handbook of Statistics 2023
(2) Fair Market Value (FMV) sources: Arrow, BRS, Howe Robinson, Maersk Broker, SSY, Vessels Value and Hagland Shipbrokers – FVM entails fleet on the water + new building orders . Data format: fleet on the water + new building orders. These firms have not consented to the use of their names and logos in this presentation, nor have they endorsed the transaction or made any recommendations relating thereto.

© 2024 – CMB.TECH
14

What do we stand for?
To be the global reference in sustainable shipping.

1

We create diverse, sustainable, and high-quality cash-flows.

We reward our shareholders.

2

CMB.TECH focuses on hydrogen for small ships and ammonia for large ships.

We power green marine value chains: shipping assets, port assets, and H_2/NH_3 production infrastructure.

CMB.TECH

3

We attract and inspire the best talents.

4

We serve our clients with reliable, qualitative, and safe services.

CMB NV (Compagnie Maritime Belge) as a strong anchor shareholder

© 2024 – CMB.TECH

15

CMB.TECH (CMBT) company profile

LISTED NYSE | LISTED EURONEXT

Marine

Design, building and operate a future-proof fleet powered by hydrogen and ammonia:

- CMB.TECH / BOCIMAR – Dry-Bulk carriers powered by NH_3
- CMB.TECH / BOCHEM – Chemical tankers powered by NH_3
- CMB.TECH / DELPHIS – Container vessels powered by NH_3
- CMB.TECH – Tugboats powered by H_2; Ferry units powered by H_2
- CMB.TECH / WINDCAT – Crew Transfer Vessels (CTV) powered by MDO and H_2; Commissioning service operation vessels (CSOV) powered by H_2
- CMB.TECH / EURONAV – Suezmax tankers / VLCC tankers; Floating Storage and Offloading units; Storage tankers (FSO)

H2 Infra

Technology and infrastructure to produce and distribute green H_2 and NH_3, the fuel of the future

Industry

Design and retrofit of port and industrial applications to run on hydrogen – in cooperation with leading OEMs and port operators

Technology & Dev

A well-equipped technology centre powered by highly skilled engineers specialized in H_2 systems

CMB.TECH marine in numbers



UK
Switzerland
The Netherlands
Germany
Belgium - Antwerp
France
Japan
China
Singapore

Total of **101+53** vessels with an average age of **4.59** years [1]

Category [2]

52+10	41+7	2+26	2+6	1+4	3
off-shore wind	oil	dry-bulk	chemical	container	other

Energy

95	38	21
conventional	ammonia ready ammonia fitted	dual fuel hydrogen

CMB.TECH's business model is designed to enable the grey-to-green transition of the maritime industry with a focus on hydrogen for small ships and ammonia for large ships – whilst creating value for our shareholders, serving customers with reliable, qualitative and safe services, and attracting and inspiring the best talents.

[1] Age calculation: new building fleet set at 0, excluding CTV's (Avg. age 8.9 years)
[2] Data format: fleet on the water + new building orders

© 2024 – CMB.TECH
16

Marine – the leading diversified green shipping platform

	Oil Tankers	Dry-bulk vessels	Container vessels	Chemical Tankers	Off-shore wind
Vessels	41+7	2+26	1+4	2+6	52+10
Avg. age	9.2 years	<1 years	<1 years	<1 years	<1 y Avg. CSOV 8.9 y Avg. CTV
FMV $ millions	3,455	1,888	441	394	679
Energy type: Conventional	45	4	0	0	46
Energy type: Ammonia ready (NH_3)	3	22	5	8	0
Energy type: Dual-fuel hydrogen	0	2	0	0	17

number of vessels · Conventional · NH_3 Ammonia ready · Dual-fuel hydrogen

In-house expertise to seize new opportunities across end-markets whilst pursuing a fuel transition of the fleet towards ammonia and hydrogen

~6.9 $billion	101+53	>3,000	>450	4.59	>70	>15y
Combined FMV	Vessels	seafarers	shore-based staff	average fleet age	engineers	experience in H2

Fair Market Value (FMV) sources: Arrow, BRS, Howe Robinson, Maersk Broker, SSY, and Hagland Shipbrokers – basis fleet on the water + new building orders. These firms have not consented to the use of their names and logos in this presentation, nor have they endorsed the transaction or made any recommendations relating thereto.
Sum of the fleet composition is current fleet and committed newbuilds. Data format Vessels Count: fleet on the waters + new building orders

© 2024 – CMB.TECH
17

Flywheel strategy of the CMB.TECH marine division

CMB.TECH is ideally positioned to tap into each step of the energy transition towards low carbon shipping …



Low carbon Hydrogen and Ammonia molecules (Engine technology & Production)
Enabler of NH_3/H_2 production (cfr. offshore wind)
CMB.TECH
Enabler to decarbonize shipping of goods (fuel + engine)
Contributing cash to business and shareholders
Offshore industry with CSOVs, CTVs, Tugboats
Oil tanker business + accelerated decarbonization + growth of energy tanker industry
Diversified green shipping business powered by NH_3/H_2
Powered by CMB.TECH

… with a clear vision on value creation for stakeholders

- Integration across entire value chain in sustainable shipping (H_2 / NH_3)
- Diversify cashflows which allows to invest through shipping cycles
- Capitalize on fleet size and strategic investments in infrastructure
- Low carbon shipping of goods

© 2024 – CMB.TECH
18

 Future-proof and commercial attractive vessels hitting the water  2 + 24 x 210.000 dwt Newcastlemax bulkersNH3 as a fuel (ready/fitted)  +4 Suezmax tankersNH3 as a fuel (ready)  +3 VLCC tankersNH3 as a fuel (ready/fitted)  2 + 6 x 25.000dwt chemical tankers  NH3 as a fuel (ready)  Hydrotugdual fuel 65t BP tractor tug   1 + 3 x 6.000 TEU ice class 1A reefer container ships NH3 as a fuel (ready)  Firm newbuilding orders of dual fuel NH3

CMBT a NYSE and EURONEXT listed growth stock

Real low-carbon solution

Long-term trend & structural shift

The Paris Agreement's overarching goal is to hold the increase in the global average temperature to well below 2°C above pre-industrial levels[1]

\+

Proven technology ready to scale

Competitive advantage

CMB.TECH has proven, competitive and accredited H_2 / NH_3 production and engine technology available TODAY

\+

Significant market for green energy

Addressable market

We intend to be part of gradually replacing 118,928 merchant vessels with low carbon emitting ships[2]

=

Growth stock

LISTED NYSE

LISTED EURONEXT

Diverse Fleet. Diverse projects. Dedicated People. All powered by CMB.TECH

"We have a plan. The strategy is working, and our people are fully behind it. Now it is about execution – operationally and strategically."

CEO CMB.TECH

(1) United Nations Climate Change
(2) UNCTAD Handbook of Statistics 2023

© 2024 – CMB.TECH

20

 Governments have stepped up their commitment to policy action  U.S. Inflation Reduction Act  IMO GHG strategy 2023  EU Green Deal and   EU Fit for 55  China's 14th Five-Year Plan  GREEN MARINE AMMONIA ASSETS  GREEN MARINE HYDROGEN ASSETS  CMB.TECH targets new capital deployment of 3-5 $ billion over the next five years

EU ETS and FuelEU can offer significant competitive advantage

EU ETS and FuelEU maritime cost comparison



Millions
€ 4.00
€ 3.50
€ 3.00
€ 2.50
€ 2.00
€ 1.50
€ 1.00
€ 0.50
€ -
(1) LR indicative panamax
2025
2030
2035
2040
2045
2050
2055
-2%
-14,5%
-80%
x 6
Fuel EU
EU ETS

Assumptions

- Large handy bulk carrier emitting 9,725 tonnes of CO2 equivalents (CO2e) on voyages to and from the EU, and 1,399 CO2e tonnes on intra-EU voyages or at berth in EU ports
- EUA Carbon Price: $ 92.63 /ton
- To calculate the GHGIE intensity limit, 2020 reference value is set to 91.16 [gCO2eq/MJ]
- VLSFO's well-to-wake carbon intensity is set to 91.40 [gCO2eq/MJ]

(1) Own calculations based on Llyod's Register case study. Llyod's Register has not consented to the use of its name and data in this presentation, nor has it endorsed the transaction or made any recommendation relating thereto.

Start today – pilot projects offer a compelling commercial case

- FuelEU Maritime penalties can only be reduced significantly by changing fuel technologies
- FuelEU Maritime effectively rewards early adopters by the potential to offset an entire fleet or pool's penalties with just a few over-performing vessels
- A pool of ten container vessels could avoid around € 226 million in FuelEU Maritime penalties over five years (2030-2034) if they are joined by a single vessel fueled with e-ammonia:



Wait and see
x10
2030 € 38 million
2031 € 42 million
2032 € 45 million
2033 € 49 million
2034 € 52 million
Total € 226 million
Pilot project
x10
NH₃
x1
2030
2031
2032
2033
2034
Total
0 €

Rough Order Magnitude (ROM) € 30 million cost saving taking additional fuelex green NH_3, capex NH_3 engine, and EU ETS into account

Assumptions

- 60% of cargoes heading to EU/EAA discharge/load ports, 19k TEU container vessel, 215 days per year at sea, average sailing consumption 170 T VLFSO per day
- To calculate the GHGIE intensity limit, 2020 reference value is set to 91.16 [gCO2eq/MJ]
- VLSFO's well-to-wake carbon intensity is set to 91.40 [gCO2eq/MJ]
- Green ammonia's CMB.TECH dual fuel engine: well-to-wake carbon intensity is set as 9-15 [gCO2eq/MJ]
- VLFSO 91.4 with target at 85.69 in 2030: gap of 5,71
- E-Ammonia 15 with target at 85.69 in 2030: surplus of 63,6

→ **11:1 ratio**

© 2024 – CMB.TECH

22

 CMB.TECH: at the forefront of hydrogen & ammonia rollout  Establishing the market for hydrogen and ammonia today for the transportation sector   CMB.TECH solution available  CMB.TECH intends to accelerate the transition of utilising hydrogen as an energy source in transportation industries  CMB.TECH H2ICE engines and ammonia-ready vessel designs are available today at an attractive initial investment cost without compromising performance (economic or environmental) and reliability  Source: Hydrogen Council. These firms have not consented to the use of its name and data in this presentation, nor has it endorsed the transaction or made any recommendation relating thereto.  ✓  ✓  CMB.TECH hydrogen rollout versus Hydrogen Council’s timeline

 Proven technology with a significant addressable market  The current CMBT marine client base (1)  (1) These firms have not consented to the use of their names in this presentation, nor have they endorsed the transaction or made any recommendations relating thereto.  CMBT industry clients and partners (1)

Grow current CMB.TECH market position

Current pipeline of approximately 120 marine projects and 5 H_2 infra projects worldwide – and growing by the day

Marine – H_2 powered

20 H_2 tugboats
20 Hydrocats
10 H_2 CSOV's
10 H_2 5,000 dwt


83
+74
9
14
60
Delivered / acquired
For delivery / under construction
Under development
Total

Marine – NH_3 powered

20 NH_3 Ultramax bulkers
20 NH_3 4,000-10,000 TEU container vessels
10 NH_3 LR2 tankers
10 NH_3 25,000 dwt chemical tankers


99
+94
5
34
60
Delivered / acquired
For delivery / under construction
Under development
Total

H_2 Infrastructure

Own production of 185,000 tons pa of green ammonia in Namibia

Offtake agreement of:
100,000 ton per annum of green ammonia Europe
500,000 to 750,000 ton per annum of blue ammonia USA
280,000 to 560,000 ton per annum of blue ammonia USA
1,000 T pa of green hydrogen Europe


6
+5
1
1
4
Delivered / Acquired
For delivery / Under construction
Off-take agreements under development
Total

Note: Under development includes tenders, feasibility studies, currently under discussion and similar

© 2024 – CMB.TECH
25

 3. Value Creation

Financial terms: enterprise value to equity value bridge

Financial terms	**The Acquisition Price for 100% of the shares in CMB.TECH is $ 1.150 billion in cash.** **Approximate enterprise value of $ 3.649 billion and an equity value of $ 1.150 billion** The transaction includes $ 2.496 billion roll-over debt (bank, leasing and shipyard liabilities). This includes: Net existing financial debt of $ 510 million Total nominal outstanding capital commitments of $ 1.986 billion – to be paid over the coming 3 years: (i) $ 1.625 billion has been secured and will be rolled over; (ii) remaining unfunded capital commitment of $ 361 million will come from Euronav's own cash.
Financing by Euronav	The Acquisition Price will be financed by Euronav from the cash proceeds of the sale of 24 VLCCs fleet to Frontline plc (which was announced by Euronav on 9 October 2023)



In $ millions
28 Vessels
$ 1,888
Dry Bulk FMV
5 Vessels
$ 441
Container FMV
8 Vessels
$ 394
Chemical FMV
67 Vessels
$ 679
Off-Shore Wind, Others FMV
$ 181
Industry DCF
$ 89
H2 Infrastructure DCF
$ 22
(-) Overheads and HQ Costs DCF
$ 3,649
Enterprise Value
$ 510
(-) Net Debt Net Existing Finacial Debt
$ 361
$ 1,625
$ 1,986
(-) Net Debt Total Nominal Outstanding Capital Commitments
Unfunded – comes from Euronav cash
Secured – rolled over
$ 1,153
Equity Value

Note: Based on valuations as of 28/11/2023. Fair Market Value (FMV) sources: Arrow, BRS, Howe Robinson, Maersk Broker, SSY, and Hagland Shipbrokers. Others: Tugboats & Ferries. These firms have not consented to the use of their names in this presentation, nor have they endorsed the transaction or made any recommendations relating thereto. Discounted cash Flow (DCF): intrinsic and prospective method valuing the business until end of holding period through its future free cash flows discounted using the weighted average cost of capital (WACC) to obtain Enterprise Value (EV).

© 2024 – CMB.TECH
27

Financial terms: Marine FMV

In $ millions: $ 3,402

Vessels	FMV	Fleet	Broker 1 Average FMV/vessel	Broker 2 Average FMV/vessel	Broker 3 Average FMV/vessel	Broker 4 Average FMV/vessel	Broker 5 Average FMV/vessel	Broker 6 Average FMV/vessel	Internal valuation Average FMV/vessel	Sub Total FMV	Total FMV
67 Vessels	$ 679	3 Other				$ 12.4 Hydrotug			$ 1.0 Hydroville/Hydrobingo	$ 14.6	
		52+5 CTV						$ 2.4	$ 6.0 Newbuilding CTVs	$ 164.2 (1)	
		0+5 CSOV				$ 76.5			$ 6.8 CSOV H2 premium	$ 500.0 (2)	$ 679 ✓
8 Vessels	$ 394	2+6 25,000 dwt chem		$ 51.2			$ 47.2			$ 393.8	$ 394 ✓
5 Vessels	$ 441	1+3 6,000 TEU			$ 104.0	$ 90.0				$ 388	
		0+1 1,400 TEU							$ 52.7	$ 52.7	$ 441 ✓
28 Vessels	$ 1,888	2+24 Newcastlemax	$ 71.7	$ 71.7						$ 1,864	
		0+2 5000 dwt							$ 11.7	$ 23,5	$ 1,888 ✓

Marine FMV

(1) These firms have not consented to the use of their names in this presentation, nor have they endorsed the transaction or made any recommendations relating thereto.

Calculation methodology:

- FMV basis 28 November 2023
- Brokers used: Arrow, BRS, Howe Robinson, Maersk Broker, SSY, and Hagland Shipbrokers (1)
- Desk appraisals without physical inspection
- Average of FMV if multiple broker reports were available
- FMV includes value of charter (if applicable)
- No valuation has been requested for the NB CTVs, NB 1400 TEU (value assumed to be equal to the contract price)
- No valuation was provided for Hydroville and Hydrobingo – internal assessment made
- FMV represents the % share in case of JV's
- (1) A 25% premium to FMV has been applied to reflect the Windcat platform's premium offering in terms of predominant number of CTV vessels in the market, global recognition, unique contractual operational know-how ($ 33 million)
- (2) CSOV broker valuation has been complemented to reflect the H2 dual fuel capabilities. 1 more CSOV option is held by CMB.TECH NV and has been valued accordingly

© 2024 – CMB.TECH 28

 $ million  (# units)  2024E  2025E  2026E   Truck  18.0  (75 #)  35.9  (150 #)  39.5  (165 #)   Generator  0.2  (10 #)  0.6  (30 #)  0.8  (36 #)   Port Equipment  0.8  (5 #)  0.8  (5 #)  6.1  (40 #)   Behydro  3.2  (9 #)  7.4  (21 #)  12.6  (36 #)   Locomotive  -  -  (2 #)  0.8  (4 #)   Total Revenue  22.1  44.7  59.8   OPEX  -15.2  -31.1  -40.9   EBITDA  0.8  7.4  12.6   EBIT  0.8  7.4  12.3      NOPAT  0.6  5.5  9.3   Free Cash Flow  0.6  2.8  4.1   Discounted Cash Flow  0.6  2.4  3.2  Business plan (in $ millions)  Equity value (in $ millions)  WACC  10.5%  Perpetual growth rate  2.5%  Present value of Free Cash Flow  116  Present value of Terminal Value  65  -0.4%  -0.2%  -  +0.2%  +0.4%  2.1%  2.3%  2.5%  2.7%  2.9%  -0.4%  10.1%  192  193  195  198  200   -0.2%  10.3%  184  186  188  190  192  -  10.5%  178  179  181  183  185  +0.2%  10.7%   171  173  174  176  178  +0.4%  10.9%   165  167  168  170  171  Enterprise value of $ 181 million (in $ millions)  Financial terms: Industry DCF  Calculation methodology & comments:  Valuation as of 31 December 2023  Normative year reached in 2044 (20-year DCF)  Perpetual growth rate (PGR) of 2,5% in line with peers average  Normative EBITDA margin of 19% in line with best-in class industrial margins  WACC of 10.5% based on bottom-up calculation     Financials in group share for Engineering (100%), Truck (100%), Generator (100%), BeHydro (50%), Port equipment (100%) and Locomotive (50%); Capex mainly represents acquisition;   EV=EqV as debt free cash free  Macroeconomic assumption 2% inflation on the costs of allocated FTEs from Engineering division  Net working capital variation assumed to be nil for all segments  Terminal Value: calculated using the Gordon Shapiro formula  WACC (%)  Perpetual Growth Rate (%)

Financial terms: Industry DCF

Business plan – main operational assumptions

	Truck	Generator	BeHydro	Port	Locomotive
Revenue	• Fixed price by truck times number of trucks sold • Number of trucks sold assumed to grow by 10% until 2030 and 5% onwards	• Fixed price by generator times number of generators sold • Number of generators sold assumed to grow by 20%	• Fixed price by engine times number of engines sold • Number of engines sold assumed to grow by 10%	• Fixed price by straddle carrier retrofit kit times number of kits sold • Number of kits sold forecasted to grow over the business plan period	• Locomotive leased on annual basis • Number of locomotives to reach 20 in 2030 then assumed to grow annually by 5%
OPEX	• Includes the cost per truck and the retrofit cost which are assumed to be constant over the business plan period	• Includes the retrofit cost per generator which is assumed to be constant over the business plan period	• Includes the cost per engine which is assumed to be constant over the business plan period	• Includes the cost per straddle carrier retrofit kit which is assumed to be constant over the business plan period	• Includes yearly maintenance per locomotive, assumed to be constant over the business plan period
Overhead & CAPEX	Overhead costs: allocated full time equivalents (FTEs) from the Engineering division No maintenance capex required as all applications are sold hence no depreciation & amortization (D&A)				• D&A: Linear depreciation of locomotives over 10 years • Overhead costs: allocated FTEs from Engineering division • Capex corresponding to locomotive acquisition and retrofitting cost
Ownership	100% CMB.TECH 	100% CMB.TECH 	50% CMB.TECH 	100% CMB.TECH 	50% CMB.TECH 

© 2024 – CMB.TECH
30

 Business plan (in $ million)  Equity value (in $ million)  WACC 24E-29E  12.0%  WACC 30E-31E  9.0%  Perpetual growth rate  2.5%  Present value of Free Cash Flow  -126  Present value of Terminal Value  215  Perpetual Growth Rate (%)  -0.2%  -0.1%  -  +0.1%  +0.2%  2.3%  2.4%  2.5%  2.6%  2.7%  -0.5%  8.5%  140  144  149  154  158  -0.25%  8.8%  110  114  118  122  126  -  9.0%  82  85  89  92  96  +0.25%  9.3%  56  59  62  65  69  +0.5%  9.5%  32  35  37  40  43  WACC (%)  Enterprise value of $ 89 million (in $ millions)  Financial terms: H2 infra DCF  $ million  2024E  2025E  2026E  2027E  2028E  2029E  2030E  2031E  PV2Fuel pilot  -  -  1.3  1.3  1.3  1.4  1.4  1.4  PV2Fuel  -  -  -  -  -  117.8  120.2  122.6  Refueling station  1.5  1.4  1.4  1.4  1.4  1.3  1.3  1.3  Total Revenue  1.5  1.4  2.7  2.7  2.8  120.5  122.9  125.3  OPEX  -1.0  -1.3  -1.8  -1.7  -1.7  -18.5  -18.6  -19.0  EBITDA  -0.9  -1.5  -0.7  -0.6  -0.6  100.3  102.5  104.5  EBIT  -1.1  -1.7  -1.5  -1.4  -1.3  73.1  75.3  77.3  NOPAT  -1.1  -1.7  -1.5  -1.4  -1.3  49.7  51.2  52.6  Free Cash Flow  -20.1  -71.0  -277.4  -300.0  -132.0  76.9  78.4  79.8  Discounted CF  -19.0  -60.4  -214.7  -213.6  -87.4  47.9  44.8  41.8  Business plan (in $ millions)  Equity value (in $ millions)  Calculation methodology & comments:  Valuation as of 31 December 2023  Normative year reached in 2044 (20-year DCF)  Perpetual growth rate (PGR) of 2,5% in line with selected peers average  Normative EBITDA margin of 84.6% in line with the average EBITDA margin since FCF breakeven in 2029E until the end of the forecast period  Rolling WACC retained: 12.0% in 2024E and 9.0% from 2030E onwards     Financials in group share for PV2Fuel pilot (49%), PV2Fuel (25%) and Refueling station (100%)   EV=EqV as debt free cash free  Implied tax rate resulting from H2 Infra consolidated cash-flows  Macroeconomic assumptions: 2% inflation on the costs of allocated FTEs from Engineering division, opex inflation of 1%, and inflation on green ammonia’s price of 2%  Net working capital variation assumed to be nil for all segments  Terminal Value: calculated using the Gordon Shapiro formula

Financial terms: H2 infra DCF

Business plan – main operational assumptions			
	PV2Fuel Pilot	PV2Fuel	Refueling Station
Revenue	• Green ammonia price per kg times volume produced	• Green ammonia price per kg times volume produced	• Volume of hydrogen produced times hydrogen price which is assumed flat from 2029E onwards
OPEX	• Includes the various costs associated with the facilities	• Includes the various costs associated with the facilities	• Includes fixed and variable costs (electricity, water and other) • Maintenance costs
Overhead		D&A: Linear depreciation of the equipment Overhead costs: allocated FTEs from Engineering division	
CAPEX	• Capex includes group's share of investment • Replacement and maintenance capex are treated as opex hence no additional depreciation • Total capex of circa $ 40 million (excluding subsidy)	• Capex includes group's share of investment • Replacement and maintenance capex are treated as opex hence no additional depreciation • Total capex of approximately $ 2.8 billion	• Capex includes group's share of investment Replacement and maintenance capex are treated as opex hence no additional depreciation • Total capex of approximately $ 4.4 million
Status	• Construction ongoing, delivery expected June 2024	• Front End Engineering Design (FEED) phase on-going • Final Investment Decision (FID) – Q4 2024 • In operation expected 2029	• Delivered & in operation
Ownership	• 49% CMB.TECH	• 25% CMB.TECH	• 100% CMB.TECH

© 2024 – CMB.TECH
32

Fairness opinion: agreed valuation versus fairness opinion



Agreed valuation
3,402
181
89
22
3,649
2,496
1,153
Marine FMV
Industry DCF
H2 Infrastructure DCF
(-) Overheads and HQ Costs DCF
Enterprise Value
(-) Net Debt
Equity Value
Degroof Petercam valuation
3,377
215
57
0
3,648
2,321
1,327

- Overall, the Enterprise Value is aligned between the internal valuation excersize, and the fairness opinion performed by Degroof Petercam
- Differing methodology in regard of the capital commitments (discounted capital commitments versus capital commitments)

Note: Based on valuations as of 28/11/2023. Fair Market Value (FMV) sources: Arrow, BRS, Howe Robinson, Maersk Broker, SSY, and Hagland Shipbrokers. Others: Tugboats & Ferries.
These firms have not consented to the use of their names in this presentation, nor have they endorsed the transaction or made any recommendations relating thereto. Discounted Cash Flow (DCF)

© 2024 – CMB.TECH
33

 Estimated Equity Value of CMB.TECH based on the DCF valuation method within the range of $ 1,157-1,449 million(1) with a midpoint of $ 1,302 million.   Secondary method, the NAV, yields a valuation range of $ 1,105-1,435 million(2) with a midpoint of $ 1,327 million  Based on the aforementioned valuation range for the primary and secondary valuation method, Degroof Petercam concluded that the Acquisition Price is within its valuation range  Hence, in the context of the intended Acquisition announced on all the shares of CMB.TECH, Degroof Petercam is of the opinion that the Acquisition Price is fair to Euronav shareholders  CMB.TECH acquisition price is at the lower end of the valuation range  Fairness opinion  Extract out of the fairness opinionperformed by Degroof Petercam (1)  (1) Fairness opinion of Degroof Petercam is available at Euronav’s website: https://www.euronav.com/media/67615/20231222_project-cmb2_valuation-opinion_.pdf  (2) Based on the maximum and minimum of the upper and lower limits of each sensitivity  (3) WACC = weighted-average cost of capital  (3)

CMB.TECH company profile

Marine

Q4 2021

- 44+6 CTV
- 3 Other
- 0+4 25,000 dwt chem
- 0+8 Newcastlemax
- 0+12 6,000 TEU

47+30 ~FMV $ 1,787 million (1)

2 years →

Q4 2023

- 52+5 CTV
- 3 Other
- 0+5 CSOV
- 2+24 Newcastlemax
- 2+6 25,000 dwt chem
- 0+2 5000 dwt
- 1+3 6,000 TEU
- 0+1 1,400 TEU

60+46 FMV $ 3,402 million (2)

H2 infra and industry



Technology performance and scalability
Time
2023
2023
2023
2023
2022
2022
2022
2021
2021
2021
2020
2020
2017

- 2023 – Cleanergy Solutions Namibia kicks off construction works for Africa's first public refuelling station with onsite green hydrogen production
- 2023 – Delivery of the world's first hydrogen powered tugboat, Hydrotug, powered by 2 x 2MW BeHydro engines
- 2023 – ATS & CMB.TECH launch World's First Hydrogen Dual Fuel Straddle Carrier
- 2023 – WinGD and CMB.TECH agree to co-develop large ammonia-fuelled two-stroke engines
- 2022 – Opening CMB.TECH dual fuel workshop
- 2022 – Volvo Penta & CMB.TECH partner on dual fuel hydrogen engines
- 2022 – BeHydro launches 100% hydrogen engines for heavy-duty applications
- 2021 – CMB, ITOCHU Corporation and Nippon Coke & Engineering Company join forces to build a company dedicated to local hydrogen production
- 2021 – Launch of hydrogen-powered truck & launch of hydrogen-powered excavator
- 2021 – Launch of first multimodal hydrogen refuelling station
- 2020 – Delivery of Asia's first hydrogen powered ferry, HydroBingo, powered by CMB.TECH's converted Volvo Penta D13 engines
- 2020 – BeHydro launches the first hydrogen-powered dual-fuel engine
- 2017 – Delivery of the world's first hydrogen powered ship, Hydroville, powered by CMB.TECH's converted Volvo Penta D4 engines

(1) Based on Vessels Value data of 01/01/2022. CTV valuation based on 28/11/2023. (2) Based on valuations as of 28/11/2023. Fair Market Value (FMV) sources: Arrow Valuations Ltd. ("Arrow"), Barry Rogliano Salles International S.A. ("BRS"), Howe Robinson Partners UK Ltd ("Howe Robinson"), Maersk Broker Advisory Services A/S ("Maersk Broker"), SSY Valuation Services Ltd. ("SSY"), and Hagland Shipbrokers ApS ("Hagland Shipbrokers"). These firms have not consented to the use of their names in this presentation, nor have they endorsed the transaction or made any recommendations relating thereto.

© 2024 – CMB.TECH
35

 CMB.TECH is committed to creating value  Opportunity for green investments  Opportunity to invest with impact  Dual fuel mix flexibility and reliability – ready today  Greening end-to-end the supply chain of our customers  Clients  Investors  A  B  C  A  B  C  Long-term contracts and predictable cash-flow  Investment opportunities for the long-term  Building, owning, and operating high-specification assets that generate predictable and uncorrelated cash flows  Targeting long-term contracts with blue-chip counterparties – where risks and rewards are being shared between all parties  Solving our customers’ scope 3 emission challenges by providing low carbon maritime transportation assets  Targeting a large market cap, large trading liquidity, and to remain forward-looking on ESG   Providing investment opportunities in the energy transition of the maritime value chain  Creating investment opportunities for long-term buy-and-hold stories, and for partners looking to smoothen the inherent cyclical volatility of shipping earnings

P&L break-even levels versus actual Time Charter Equivalent (TCE)

In $ per vessel per day


7,228
6,350
22,204
29,432
Newcastlemax bulk carrier
OPEX
P&L break-even 2024 / day
Actual Q4 2023 TCE / day


10,720
5,550
19,030
29,750
6000 TEU container vessel
OPEX
P&L break-even 2024 / day
Actual Q4 2023 TCE / day


9,121
6,450
18,556
27,677
25K DWT chemical tanker
OPEX
P&L break-even 2024 /
Actual Q4 2023 TCE /


18,461
15,500
32,451
50,912
CSOV
OPEX
P&L break-even 2024 / day
Forecast TCE / day


10,115
29,800
75,847
85,962
FSO - TC
OPEX
P&L break-even 2024 / day (1)
Estimate Q4 2023 TCE / day


13,038
8,300
26,437
39,475
VLCC - spot
OPEX
P&L break-even 2024 / day
Estimate Q4 2023 TCE / day


21,976
8,500
20,732
42,708
Suezmax - spot
OPEX
P&L break-even 2024 / day
Estimate Q4 2023 TCE / day


21,874
9,250
24,743
46,617
VLCC -TC
OPEX
P&L break-even 2024 / day
Estimate Q4 2023 TCE / day


14,693
8,600
23,499
38,192
Suezmax - TC
OPEX
P&L break-even 2024 / day
Estimate Q4 2023 TCE / day

TCE calculations:

- Actual Q4 2023: Newcastlemax bulk carrier, 25K DWT chemical tanker
- Actual Q3 2023: FSO, VLCC, and Suezmax
- 6000 TEU container vessel: all fixed under long-term time charter (10 years)
- CSOV TCE rate is based on forecast time charter rate (incl. other income)
- P&L break-even for 2024: includes OPEX (incl. insurance and ship mgt fees), depreciation, interests, special expenses, arrangement fees & pool fees

Comments

- (1) FSO's are depreciated to nil value under Qatar's depreciation schedule, all other vessels are depreciated over 20 years to scrap value

Note: The charter rate, financial and operating data included herein is provided for illustrative purposes only, is not based on historical finacial data and has not been reviewed by Euronav's auditors.

© 2024 – CMB.TECH
37

P&L break-even levels versus TCE analyst consensus

In $ per vessel per day


12,096
22,204
31,950
34,300
Newcastlemax bulk carrier
P&L break-even 2024 / day
Consensus 2024 TCE / day
Consensus 2025 TCE / day


10,720
19,030
29,750
29,750
6000 TEU container vessel
P&L break-even 2024 / day
Time Charter Rate 2024 / day
Time Charter Rate 2025 / day


1,394
18,556
19,950
19,950
25K DWT chemical tanker
P&L break-even 2024 / day
Time Charter Rate 2024 / day
Time Charter Rate 2025 / day


9,216
32,451
41,667
41,667
CSOV
P&L break-even 2024 / day
Consensus 2024 TCE / day
Consensus 2025 TCE / day


10,840
75,847
85,962
86,687
FSO - TC
P&L break-even 2024 / day
Consensus 2024 TCE / day
Consensus 2025 TCE / day


33,738
26,437
49,090
60,175
VLCC - spot
P&L break-even 2024 / day
Consensus 2024 TCE / day
Consensus 2025 TCE / day


28,155
20,732
47,690
48,887
Suezmax - spot
P&L break-even 2024 / day
Consensus 2024 TCE / day
Consensus 2025 TCE / day


21,176
24,743
46,140
45,919
VLCC -TC
P&L break-even 2024 / day
Consensus 2024 TCE / day
Consensus 2025 TCE / day


15,380
23,499
38,735
38,879
Suezmax - TC
P&L break-even 2024 / day
Consensus 2024 TCE / day
Consensus 2025 TCE / day

TCE consensus[1]:

- Newcastlemax: Fearnleys, DNB and Arctic, corrected for pool points
- 6000 TEU: time charter rates 2024, 2025, 2026
- 25 dwt chemical tanker: time charter rates for 4/8 vessels
- CSOV: Fearnleys, DNB and Arctic
- FSO TC, VLCC TC, Suezmax TC: time charter rates 2024, 2025, and 2026 (if applicable)
- VLCC and Suezmax: Gibson, Braemar SSY, BRS, Clarksons (adjusted for scrubber and eco)

[1] Average of the different TCE rates. These firms have not consented to the use of their names and data in this presentation, nor have they endorsed the transaction or made any recommendations relating thereto.
Note: The charter rate, financial and operating data included herein is provided for illustrative purposes only, is not based on historical finacial data and has not been reviewed by Euronav's auditors.

© 2024 – CMB.TECH

38

 0  732  Open days  Fixed days  0  732  0  732  5,608  671  5,759  303  6,117  0  6,278  1,832  7,707  984  8,368  0   2024 2025 2026   2024 2025 2026   2024 2025 2026  Available days  Assumptions:  Open days and fixed days provide the total available days - aligned with newbuilding delivery schedules  2,243  0  Open days  Fixed days  5,187  0  8,842  0  0  953  0  1,460  0  1,460  732  733  822  1,460  1,460  1,460  0  0  447  0  1,613  0   2024 2025 2026   2024 2025 2026   2024 2025 2026   2024 2025 2026  Newcastlemax bulk carriers  6000 TEU container vessels  25K DWT chemical tankers  CSOV  FSO  VLCC  Suezmax  Total  14,861  4,921  19,922  4,939  26,400  3,652   2024 2025 2026  In days  19,782  days  24,861  days  30,052  days

Illustrative balance sheet[1]: Euronav, CMB.TECH, and combined

in k USD	EURONAV 15/02/2024	CMB.TECH 15/02/2024	COMBINED 15/02/2024	CMB.TECH acquisition price	CMB - CMB.TECH receivable settlement	Elimination participation & receivable	Other consolidation entries	Illustrative 15/02/2024
ASSETS								
NON-CURRENT ASSETS	**1,840,681**	**991,094**	**2,831,775**	**1,150,000**	**0**	**-361,371**	**-788,629**	**2,831,775**
Vessels	1,711,995	426,344	2,138,339					2,138,339
Assets under construction	82,264	525,233	607,497					607,497
CMB,TECH participation	0	0	0	1,150,000		-1,150,000		0
Other non-current assets	46,422	39,517	85,939			788,629	-788,629	85,939
CURRENT ASSETS	**2,066,938**	**49,696**	**2,116,634**	**-1,150,000**	**0**	**-65,000**	**0**	**901,634**
Trade and other receivables	242,496	39,899	282,395		65,000	-65,000		282,395
Cash and cash equivalents	1,823,642	0	1,823,642	-1,150,000	-65,000	0		608,642
Other current assets	800	9,797	10,597					10,597
TOTAL ASSETS	**3,907,619**	**1,040,790**	**4,948,409**	**0**	**0**	**-426,371**	**-788,629**	**3,733,409**
EQUITY and LIABILITIES								
EQUITY	**2,843,007**	**361,371**	**3,204,378**	**0**	**0**	**-361,371**	**-788,629**	**2,054,378**
Equity attributable to equity holders of the Company	2,843,007	361,371	3,204,378			-361,371	-788,629	2,054,378
Non-controlling interest	0	0	0					0
NON-CURRENT LIABILITIES	**737,290**	**552,446**	**1,289,736**	**0**	**0**	**0**	**0**	**1,289,736**
Loans and borrowings	735,302	552,334	1,287,636					1,287,636
Other non-current liabilaties	1,988	112	2,100					2,100
CURRENT LIABILITIES	**327,322**	**126,973**	**454,296**	**0**	**0**	**-65,000**	**0**	**389,296**
Loans and borrowings	254,199	113,051	367,250			-65,000		302,250
Trade and other payables	70,313	13,570	83,883					83,883
Other current liabilities	2,811	352	3,163					3,163
TOTAL EQUITY and LIABILITIES	**3,907,619**	**1,040,790**	**4,948,409**	**0**	**0**	**-426,371**	**-788,629**	**3,733,409**

(1) The Balance Sheet is provided for illustrative purposes only, is not a proforma, is not based on historical financial data and has not been reviewed by Euronav's auditors.

© 2024 – CMB.TECH 40

 04  01  02  03  Delivering returns to shareholders  Investing in growth and development  Reinvesting in core business  Maintaining balance sheet strength  CMBT is a growth stock with above-average revenue and earnings growth potential.  Focus on leveraging proven NH3/H2 technology to become leader in our industry.  We concentrate on building up our revenue, even if it comes at the cost of delaying increased profitability.  Sufficient working capital, solid asset performance, and a favorable capitalization structure.  Disciplined capital allocation strategy

Current valuation presents attractive entry point

NAV
$/share

Date	Event	NAV $/share
09 October 2023	Agreement	18.43
22 November 2023	Asset transfer	18.43
12 December 2023	Q3 2023 dividend	17.86
February 2024	CMB.TECH transaction	17.86

Agreement

Agreement between CMB and Frontline/Famatown to solve the structural deadlock

At the time of the agreement, the Euronav fleet is valued by 3 independent brokers

Asset transfer

Frontline will acquire 24 VLCC for $ 2.35 billion – i.e. a transaction at NAV

Assets and liabilities are being replaced by cash

Q3 2023 dividend

Dividend payment to shareholders of $ 0.57

CMB.TECH transaction

Acquisition Price for 100% of the shares in CMB.TECH is $ 1.150 billion in cash. Enterprise value of $ 3.649 billion and an equity value of $ 1.153 billion Financed with $ 1.150 billion cash and $ 2.496 billion roll-over debt (bank, leasing and shipyard liabilities)

Assets are added for cash and liabilities.

Upside

- Significant growth in energy transition
- Potential industry/H_2 spin-offs
- Exposure to strong current tanker cycle
- Strong project pipeline
- Oil tanker asset recycle opportunities within portfolio

Base NAV

© 2024 – CMB.TECH
42

 Grey fleet  Future-proof fleet  Dry  Oil tanker  Container  Offshore  LPG/LNG  Chem tanker  Asset prices and cycle showing that high tanker values give opportunity to recycle capital in the future-proof fleet  SFDR Article 8  SFDR Article 9  SFDR   Article 6  Inflow of capital  Grey-to-Green Transition  CMB.TECH’s diversified green fleet fuels future CMBT growth  SFDR(1) Article 8 and 9 equity funds have received 3.4x the cumulative inflows vs. non-ESG counterparts (Article 6) since 2019  Time  TCE level  (1) The Sustainable Finance Disclosure Regulation (SFDR) is a European regulation introduced to improve transparency in the market for sustainable investment products, to prevent greenwashing and to increase transparency around sustainability claims made by financial market participants.

 ACCESS TO ENERGY TRANSITION IN A LARGE LIQUID STOCK  BUSINESS MODEL FOCUSED ON LONG-TERM VALUE CREATION  DIVERSIFIED FLEET, DIVERSE END-MARKETS  TIER 1 CLIENTS, HIGH CONTRACTED VALUE   TOP RANKED BY TIER 1 ESG RATING AGENCIES  3 CONSECUTIVE YEARS “B” RATING FOR CDP  CURRENT VALUATION PRESENTS ATTRACTIVE ENTRY POINT  STRONG ANCHOR SHAREHOLDER ENSURING STABILITY   LISTED..   NYSE   LISTED..   EURONEXT  Our value proposition for investors  ✓  ✓  ✓  ✓  ✓  ✓  ✓  ✓  (1) These firms have not consented to the use of their names and logos in this presentation, nor have they endorsed the transaction or made any recommendations relating thereto.  (1)

 4. Business units and markets

 Euronav and tanker markets

  (1) United Nations Climate Change Conference (COP28) closed with an agreement that signals the “beginning of the end” of the fossil fuel era by laying the ground for a swift, just and equitable transition, underpinned by deep emissions cuts and scaled-up finance  Source: own calculations – basis BP, TotalEnergies, Equinor and IEA crude oil demand scenarios, Bloomberg. These firms have not consented to the use of their names and data in this presentation, nor have they endorsed the transaction or made any recommendations relating thereto.  YoY: - 5,5%  YoY: - 1,5%  2020  2025E  2030E  2035E  2040E  2045E  2050E  5  15  25  35  45  55  65  75  85  95  105  Million barrels per day  21  27  2015  2020  2025E  2030E  2035E  2040E  2045E  2050E  0  100  200  300  400  500  600  700  800  900  # vessels  Net Zero required VLCC #  Available VLCC – no new building  Available VLCCs – 25 new buildings per annum  New Momentum  Accelerated  NetZero  ~2035: supply & demand tipping-point and upscaling of regulations (EU ETS/Fuel EU, IMO)  VLCC orderbook stood >40% as percent of fleet between 2006-2011. These VLCC’s will start ageing out of the fleet in the coming years, boosting the supply-side story from ~2026 onward  NetZero scenario – VLCC tonnage requirements (# vessels)  Oil demand scenarios (in mb/d)  A swift, just and equitable transition(1)

 Source: own calculations – based on Evercorse ISI, Clarkson Research, Poten & Partners, BIMCO, Llyod’s Register. These firms have not consented to the use of their names and data in this presentation, nor have they endorsed the transaction or made any recommendations relating thereto.  30  35  40  45  50  55  60  65  70  75  0  year  $ million asset value  x1.3  x1.6  0  2  6  10  14  18  22  26  30  34  38  42  year  Number of ships  2025E  2030E  2035E  2040E  2045E  2050E  2055E  x1.2  x1.4  VLCC Newbuilding  VLCC 5 year  VLCC 10 year  Suezmax 10 year  Growing combined Fuel EU, EU ETS cost  Fuel EU/EU ETS  Euronav conventional fleet  Euronav futureproof fleet  Accelerated recycling of older tonnage.  Future-proof tonnage on order: 3 x ammonia powered ECO VLCC, and   4 x ECO Suezmax   Regulatory frameworks expected impacts on (older) tanker tonnage  10-year old tanker asset value (in $ million)  Natural decline in Euronav conventional fleet (20-year age cut-off)  The opportunity to recycle older tanker tonnage over time  Secondhand VLCC asset values are at a 14-year high, or at an all-time high if one excludes the 2005-2008 super cycle

Crude oil tankers

Opec+ production cuts are delaying the short-term demand story, but very compelling supply dynamics

Euronav Fleet

17+3	22+4	2
VLCC	Suezmax	Storage

9.2 years Avg. age

3,455 FMV $ millions

Energy Type

45	3 (NH_3)	0

Fleet positioned for upcycle

- The second biggest publicly listed crude oil platform (dwt capacity perspective)
- Trading fleet of 17 VLCC and 22 Suezmax on the water
- Future-proof tonnage on order: 3 x ammonia powered ECO VLCC, and 4 x ECO Suezmax
- 2 long-term FSO contracts (2032), 2 T/C contracts VLCC, 5 T/C + profit share contracts Suezmax
- High exposure and operational gearing into the spot market

Stock listed Crude Oil Tanker Fleet (VLCC & Suezmax) (1)



Total DWT million VLCC
Total DWT million Suezmax
FRO 15 (11 / 4)
EUR 10 (6 / 4)
DHT 7 (7)
INSW 6 (4 / 2)
TNK 4 (4)
NAT 3 (3)
OET 3 (2 / 1)

Market Overview

Growing oil market imbalances drive tanker improvements

- Global oil consumption is expected to hit a new record of 102.9 MBPD in 2024
- Opec+ production cuts are delaying the crude transportation demand story
- Modest crude ton-mile growth of 3% in 2024
- New oil supply is coming mainly from the Americas while new refinery capacity is added mainly in Asia, causing longer sailing distances

Order book

Multi-year low crude tanker orderbook in combination with aging tonnage, fuels vessel valuation

- The tanker orderbook is now standing at 5.9% in total, with crude standing at 3.8%
- Currently, the fleet above 20 years of age comprises 13.8% in the crude space. Fast forward to the beginning of 2026 with the current fleet and age profile, expected to be 24.5%
- The age composition of the fleet suggests that vessels will likely be scrapped

It is expected that lack of tonnage entering the market, combined with a gradual recovery in oil demand should result in a tight market. Utilization is still slowly moving upwards, and rates should improve going forward

(1) Frontline and Euronav fleet figures give effect to the vessel sale. Basis fleet on the water + new building orders.
Source: IAE, Arctic, Clarksons. Fair Market Value (FMV) sources: Arrow, BRS, Howe Robinson, Maersk Broker, SSY, and Hagland Shipbrokers – basis fleet on the water + new building orders. These firms have not consented to the use of their names and data in this presentation, nor have they endorsed the transaction or made any recommendations relating thereto.

© 2024 – CMB.TECH
49

 Bocimar and dry bulk markets

Dry-bulk vessels

The supply/demand balance should remain stable in 2024 and is expected to tighten into 2025

CMB.TECH Bocimar fleet

2+24	0+2
Newcastlemax	5.000 dwt

<1 years Avg. age	1,888 Avg. FMV $ millions

Energy Type

4	22 (NH_3)	2

Newbuilding program aligned with the improving utilization levels (2024e-2026e)

- 26 super-eco 210,000 DWT Newcastlemax bulk carriers being delivered between July 2023 and September 2026 (Qingdao Beihai shipyard)
- NH_3 ready and NH_3 fitted as soon as engine technology is available (as of second half 2025)
- Future-proof fleet with increasing commercial value in a changing regulatory landscape
- Most fuel-efficient large dry-bulk vessels in the world
- 2 x 5,000 dwt coasters H_2 powered

Market Overview

Long term improved economic conditions is expected to in crease utilization as of '24

- Net demand estimated at -0.1% for 2023, and 3.0%, 2.9%, and 1.5% for 2024e through 2026, mainly driven by a forecasted increasing demand for iron ore, grains, and minor bulks in the period
  - Iron ore shipments are estimated to grow 3.0% from 2023 to 2025
  - Between 2023 and 2025, grain shipments may increase by 5.1% due to maize shipments growth in 2024 wheat volumes recovery in 2025
  - Bauxite trade up by 8 % in 2023 and forecasted to keep growing by 5-6% per year
- Other market supporting factors : slower vessels speeds and increased EST time as environmental regulations impact, re-routing due to Panama Canal droughts

Order book and utilization

Long-term dry-bulk vessel supply backdrop appears supportive overall

- In October 2023, the current Capesize orderbook was 20 million DWT, a mere 5% of the Capesize fleet. Over all the different classes, a net supply growth of 3.0% in 2023, and 2.5%, 1.1%, and 0.4% the years 2024e through 2026e
- Lower fleet growth will help maintaining market balance. Basis market and order book, utilization curve is forecasted at 85.1% in 2023, and to be 85.5%, 87.0%, and 87,9% in the years 2024 through 2026e
- By 2027 (year after last Newcastlemax delivery) 70% of the capesize fleet (180 dwt or 782 vessels) is expected to be 15 years and more
- By 2030 70% of the capesize fleet is expected to be 18 years and older
- Current trading patterns suggest that only very specific clients can trade vessels older than 15 years in Port Hedland (less than 1% of the fleet) and above 18 years no more capes are trading West Australia at all



Newcastlemax
Baby Cape
Cape
VLOC
> 20 years by 2030
62
201
618
499
309
307
116
1993-2003
2004-2007
2008-2011
2012-2015
2016-2019
2020-2023
2024-2027E newbuilding

Source: Cleaves, BIMCO, Clarksons. Fair Market Value (FMV) sources: Arrow, BRS, Howe Robinson, Maersk Broker, SSY, and Hagland Shipbrokers – basis fleet on the water + new building orders. These firms have not consented to the use of their names and data in this presentation, nor have they endorsed the transaction or made any recommendations relating thereto.

© 2024 – CMB.TECH 51

Dry-bulk vessels

Most fuel-efficient large bulkers in the world AND NH_3 ready

Capesize fleet compliance with IMO CII



A
B
C
D
E
An estimated ~59% of existing Capesize bulkers will have a non-compliant CII rating (D or E) in 2023, growing to ~70% in 2026 and ~89% in 2031, based on 2019 performance
10%
12%
37%
25%
19%
7%
8%
29%
30%
29%
5%
6%
18%
30%
40%
2%
8%
18%
71%
2019
2023
2026
2030

- For ships that achieve a D rating for three consecutive years, or an E rating in a single year, a corrective action plan must be developed and authorized / approved by flag state or RO (Classification Society)
- Speed reductions are inevitable for non-compliant vessels, resulting in strengthened market fundamentals

West Australia - China rountrip (in Ton LFSO)



+53.4%
1,074
888
700
Mineral Maureen
HHI 2012, 206 dwt
Mineral Qingdao
Yangfan 2020, 206 dwt
Mineral Belgie Beihai
2023, 210 dwt

- CMB.TECH's Newcastlemax fleet fleet is expected to comply with EEDI/EEXI by a clear margin, while a large share of the Capesize fleet is likely to install energy power limitations to achieve compliance
- Cargo owners will likely seek to reduce their emissions throughout their value chains (scope 3), resulting in a chase for top-rated vessels (with low carbon dual fuel capabilities)

Source: Clarksons and own calculations. Clarksons has not consented to the use of their names and data in this presentation, nor have they endorsed the transaction or made any recommendations relating thereto.

© 2024 – CMB.TECH

52

 Bochem and chemical tanker markets

Chemical tankers

Accelerated recovery expected to be aided by favorable supply-side dynamics

CMB.TECH Bochem fleet

2+6

Chemical tankers

<1 years
Avg. age[1]

394
FMV $ millions

Energy Type

NH_3

5

Newbuilding program under favorable long-term charter contracts with Stolt Tankers

- 8 super-eco 25,000 DWT chemical tankers NH_3 ready (CMJL Dingheng shipyard)
- Future-proof fleet with increasing commercial value in a changing regulatory landscape
- Best-in-class 25.000 dwt on the water

Order book

Supportive supply side with a significant number of vessels abov 20-years old (16%)

- Orderbook is at historical low levels: total orderbook (in DWT) at 4.1% of the current core chemical tankers fleet (max 50% epoxy capacity and at least 14 segregations)
- Average fleet age is 13 years, and 16% of the fleet is currently 20 years or older
- Limited yard capacity and long lead times for advanced chemical tankers suggest limited fleet growth coming two-four years (first slots H2 26 / H1 27)
- Resulting in highly attractive supply side with fleet growth estimates of 0-2.5% in 2023-26e
- In addition, share of swing tonnage lifting chemicals remain at low levels (2023e) (cfr. strong product tanker market)

Market Overview

Chemical tanker demand is expected to grow

- The global chemical tankers market is characterized by steady growth driven by increasing demand for chemical transportation
- In the main chemical export hubs production capacity grows faster than consumption, likely resulting in continued increases in exports going forward (cfr. US and MEG area)
- Some short term macro-economic headwinds : (i) Chinese economy remains uncertain, but with signs of improving, (ii) Production levels in Europe remain low for the time being; and (iii) Geopolitical tensions increase further

Fleet employment 2024E and 2028E

Attractive long-term outlook for chemical tankers

- Fleet orders were concluded at attractive point in the cycle ensuring long-term attractive returns. Robust backlog and counterparties provides forward visibility:



Bochem
2023
2024
2025
2026
2027
H1 H2 H1 H2 H1 H2 H1 H2 H1 H2
Houston Jun-23
Rotterdam Oct-23
Casablanca Apr-24
Shanghai Jun-24
New Orleans Jul-24
Brisbane Sep-24
TBN 2025
TBN 2025
Spot
Spot pool
Fixed under 10 y T/C

Source: SEB, SIN, ICIS. Fair Market Value (FMV) sources: Arrow, BRS, Howe Robinson, Maersk Broker, SSY, and Hagland Shipbrokers – basis fleet on the water + new building orders. The firms have not consented to the use of their names and data in this presentation, nor have they endorsed the transaction or made any recommendations relating thereto.

© 2024 – CMB.TECH
54

 Source: Clarksons Specialised Products Trade Snapshot & Chemical Tanker Age Profile – prepared for CMB.TECH, IMF. Clarksons has not consented to the use of their names and data in this presentation, nor have they endorsed the transaction or made any recommendations relating thereto.     Chemical Tanker Fleet Development  SP Trade Volumes & Tonne-Mile Development  Chemical tankers  Steady volume growth in the medium term, whilst tonne-miles increase due to trade flow disruption & support by European import demand. Inflationary impacts on demand to linger but freight likely to be supported by fleet contraction  Chemical Tanker Fleet Development

Chemical tankers

Key chemical trade flows by 2022 & 2023[(1)] volumes


6
US to FEA
7.87 mil mts
4 in 2023
9.71 mil mts
+1.84 mil mts +23%
5
US to Europe
8.08 mil mts
6 in 2023
8.80 mil mts
+0.72 mil mts +9%
1
MEG to FEA
19.78 mil mts
1 in 2023
18.17 mil mts
-1.61 mil mts -8%
10
FEA to PAK/INDIA
4.85 mil mts
10 in 2023
4.70 mil mts
-0.15 mil mts -3%
7
SEA to FEA
7.83 mil mts
7 in 2023
7.50 mil mts
-0.33 mil mts -4%
4
FEA to SEA
9.58 mil mts
5 in 2023
9.16 mil mts
-0.42 mil mts -4%

Total 2022 Volume Basis Above Routes:
105.199 mil mts

Total 2022 Volume Basis Other Routes:
85.058 mil mts

Total 2023 Annualised Volume Basis Above Routes:
101.346 mil mts (-3.853 mil mts -4%)

Total 2023 Annualised Volume Basis Other Routes:
82.020 mil mts (-3.038 mil mts -4%)

MEG to FEA trade was the no.1 route of 2022/2023[(1)], followed by intra-FEA & Intra-Europe volumes, FEA imported almost one-third of all chemical cargoes in 2022/2023[(1)]

[(1)] 2023 volumes annualised basis Jan-Sept data.
Source: Clarksons Specialised Products Trade Snapshot & Chemical Tanker Age Profile – prepared for CMB.TECH, IMF. Clarksons has not consented to the use of their names and data in this presentation, nor have they endorsed the transaction or made any recommendations relating thereto.

© 2024 – CMB.TECH
56

Chemical tankers

Chemical Tanker Fleet Age Profile – up to 55,000 DWT coated and stainless chemical tanker fleet

In service fleet in numbers

Detail	Values
Total number of ships	3,205
Sum of DWT (millions)	52
Confirmed order book (by DWT)	8%
Avaerage age (Years)	16.5
No. of coated chemical units	1,821
No. of stainless steel units	1,384

DWT distribution per build year



DWT(Millions)
4.0
3.5
3.0
2.5
2.0
1.5
1.0
0.5
0.0
Pre-1999
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024e
2025e
2026e
2027e
Coated Chemical
Stainless Steel
Stainless Tentative (1)

(1)2023 volumes annualised basis Jan-Sept data.
Source: Clarksons Specialised Products Trade Snapshot & Chemical Tanker Age Profile – prepared for CMB.TECH, IMF. Clarksons has not consented to the use of their names and data in this presentation, nor have they endorsed the transaction or made any recommendations relating thereto.

© 2024 – CMB.TECH
57

 Coffee break

 Delphis and container markets

Container vessels

High orderbook points to challenging markets in 2024-2025 but eco ships in demand

CMB.TECH Delphis fleet

1+3	0+1
6,000 TEU	1,400 TEU
<1 years Avg. age	441 FMV $ millions

Energy Type

NH_3
5

Newbuilding program under favourable long-term charter contracts with CMA-CGM

- 4 super-eco 6,000 TEU ice class container feeder vessels (6,000 TEU with 1,150 reefer points) NH_3 ready (Qingdao Yangfan Shipbuilding Co. Ltd.)
- 1 x 1,400 TEU dual fuel NH_3 (Qingdao Yangfan Shipbuilding Co. Ltd.)
- Future-proof fleet with increasing commercial value in a changing regulatory landscape
- Optimised Design providing trade flexibility and operational efficiency (cfr. biggest ice-class ships in the world with compact dimensions for versatile global trading)

Order book

Supply to outpace demand in both 2024 and 2025

- Contracting of new ships continues at a faster than normal pace. Capacity delivered during 2024 and 2025 is expected to reach 5.0 million TEU
- Recycling of ships remains low. It is expected to gather momentum during 2024 and 720,000 TEU is forecast to be recycled during 2024 and 2025 combined
- The fleet is expected to grow 8.8% in 2024 and 6.4% in 2025. Due to lower congestion and slower sailing speed, supply is forecast to grow 6.8% in 2024 and 6.4% in 2024
- Fleet expansion is heavily skewed towards larger segments, whilst relatively oldest fleet today is 1-8k TEU

Market Overview

Many uncertainties remain on the demand side

- The International Monetary Fund forecasts that the global economy will grow by 2.9% in 2024 and 3.2% in 2025
- Yet, the global manufacturing PMI has been below 50.0 for past eight months indicating a slowing activity. In addition, the inventory to sales ratio for most sectors are back to 2019 levels, indicating that inventory adjustments may have come to an end
- Growth in head-haul and regional trade volumes is expected to recover. We expect demand growth between 3.0% and 4.0% in 2024 and between 3.5% and 4.5% in 2025

Fleet employment 2024E and 2028E

The weakening that began in 2022 and took hold in 2023 is expected to continue also in 2024 and 2025 – however – CMB.TECH has strong contract coverage & forward visibility

- Robust backlog and counterparties provides forward visibility:



2023
2024
2025
2026
2027
H1 H2 H1 H2 H1 H2 H1 H2 H1 H2
CMA CGM Masai Mara Jun-23
CMA CGM Zingaro Jan-24
CMA CGM Etosha Jun-24
CMA CGM Dolomites Aug-24
TBN 1,400 TEU 2026
Fixed under 10 y T/C
Fixed under 15 y T/C

Source: BIMCO, Clarksons. Fair Market Value (FMV) sources: Arrow, BRS, Howe Robinson, Maersk Broker, SSY, and Hagland Shipbrokers – basis fleet on the water + new building orders. The firms have not consented to the use of their names and data in this presentation, nor have they endorsed the transaction or made any recommendations relating thereto.

© 2024 – CMB.TECH
60

Container vessels

Enabling the first green shipping route between Norway and Europe


Vestfold og Telemark
Rogaland
Agder
SKAGERRAK
Västra Götalands län
Göteborg
Region Nordjylland
Hallands län
Danmark
Region Hovedstaden
København
Region Sjælland
Region Syddanmark
Schleswig-Holstein
Mecklenburg-Vorpommern

1. 1400 TEU to be build at Yangfan
2. Ice class
3. FIRST EVER Dual fuel NH_3 fitted
4. Long term TC (15 years) with NCL / Yara
5. Delivery Mid 26

- The world's first container ship that will use clean ammonia as fuel
- Delphis awarded with the contract because of:
  - Specific niche container shipping knowledge (e.g. ice class)
  - Access to low carbon technology (NH_3)
  - Long-term contracts and partnership approach

DELPHIS CMB.TECH

© 2024 – CMB.TECH
61

 Windcat and offshore wind markets

 Fair Market Value (FMV) sources: Arrow, BRS, Howe Robinson, Maersk Broker, SSY, and Hagland Shipbrokers – basis fleet on the water + new building orders. The firms have not consented to the use of their names and data in this presentation, nor have they endorsed the transaction or made any recommendations relating thereto.  Offshore wind market  Windcat future-proof fleet positioned to benefit from positive offshore wind industry outlook  Windcat is expanding its commissioning service operation vessels (CSOV) fleet with currently 5 hydrogen-powered CSOV’s on order (and one additional option)  Upon delivery of the NB’s, Windcat’s CSOV fleet will be the 3th largest Tier 1 CSOV fleet that is stock listed   Future-proof fleet powered by H2 at the heart of the sustainable transition   Windcat Fleet  CTV  CSOV  52+5   0+5   <1 years Avg. Age CSOV  8.9 years Avg. Age CTV  Energy type  679  FMV mio $  42  16

Overview personnel transfer solutions

- Offshore wind personnel can be transferred to wind farms in multiple ways
- (C)SOVs are preferred for projects further offshore as they can accommodate personnel nearby the wind farm
- Helicopters are a lesser used alternative for fast and small assignments
- CTVs are the most cost-efficient solution in most situations with very few limitations

Type	Crew Transfer Vessel	Commissioning & Service Operations Vessel	Helicopter
# personnel	8-26	40-90	6-8
Cargo capacity	0-10 tons	0-2,500 tons	n.a.
Speed	20-30 knots	10-15 knots	~150 knots
Optimal distance from shore	0-100 km	50-150 km	30-70 km
Weather limitations	Up to 1.5 - 2m wave height (Hs)	Up to 3- 3.5m wave height (Hs)	Wind limitation
Transfer method	Direct vessel transfer – push on	Motion Compensated Gangway Dynamic Positioning	Helicopter Hoist
Attributes	✓ The cost-efficient solution for wind farms up to 100km from shore ✓ CTVs can both transfer passengers and cargo ✓ Quick distribution of personnel over multiple wind turbines × Limited in working hours	✓ Potential cost-efficient solution: personnel costs decrease as a result of reduced transit time for projects farther from shore ✓ SOVs can both transfer passengers and cargo, and accommodate crew personnel up to four weeks ✓ Transferring to turbines using compensated gangway possible in higher sea states ✓ Higher day rates and fuel consumption	✓ Can provide fast passenger transfers in order to minimise costly downtime × Requires the wind turbine to be temporarily shut down × Only able to transfer personnel, no cargo × Expensive solution

© 2024 – CMB.TECH
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Offshore wind market

CSOV market demand is expected to increase 3x by the end of the decade and current orderbook remains insufficient

Market Overview CSOV

Strong growth expected in # of turbines, resulting in high demand for CSOVs – supporting the strong outlook for CSOV economics

- In comparison to Q3 2022, the CSOV market has seen a fixed rate increase of around 15-25% on average. Most vessel owners proposed (and fixed) their CSOVs in the third quarter of 2023 at rate levels between € 39-48,000 per day (mostly for deployment in 2024).
- Vessel rates for fixtures/charter proposals for 2024 are ranging around similar levels. Charterers have started their tender activity for 2024/2025 earlier than in previous years, driven by an expected tight market for the foreseeable future
- Scheduled newbuilding deliveries remains significantly below the growing demand for CSOV's for offshore wind turbine installations, in addition, delays and unscheduled work at the existing wind farms result in additional work for CSOVs

Market Overview CTV's

Slowly rising utilization rates support 2024/2025 economics

- European CTV market has been very busy in the spring/summer season with mostly all CTVs being on charter throughout the summer, and most vessels being still on charter by the end of Q3 2023.
- High dayrates observed in the spot market, with rates of up to € 6,000 for 24 Pax CTVs (24/7), and 12 Pax CTVs ranging from € 2,200 to around € 4,000 per day (12/7).
- Tendering for 2024 season has already started as well, and some Owners are already seeing limited availability for 2024

CSOV Rates in '000 $/day – 2020 to 2026E



'000 $ per day
28.6%
50
45
40
35
30
25
20
15
10
5
0
2020
2021
2022
2023e
2024e
2025e
2026e

Source: Clarksons Offshore & Renewables, Fearnley Offshore Supply. The firms have not consented to the use of their names and data in this presentation, nor have they endorsed the transaction or made any recommendations relating thereto.

© 2024 – CMB.TECH
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Offshore wind market

Windcat Elevation class


CMB

Platform features

- Length 89m, beam 20m, operational draught approx. 5.3 m
- 90 cabins; maximum 120 POB.
- 4x 1780 kW Schottel SPR-D 98° azimuthing thrusters
- Large open work deck 550 m2
- Large warehouse with ample space for containers: 500 m2; easily accessible from work deck; including container handling system

Equipment features



- 3D motion compensated gangway with elevator, 3D motion compensated offshore crane
- Helicopter deck 21m

Future Fuel



- IMO Tier III Diesel-electric power generation, supported by hybrid battery
- Dual fuel hydrogen MAN generator set installed
- Potential upgrade of main engines to dual fuel hydrogen

© 2024 – CMB.TECH

66

 CMB.TECH industry and H2/NH3 combustion

Why CMB.TECH believes in hydrogen and ammonia

Batteries	Photo-Voltaic panels	Wind-Energy	Nuclear	Bio-fuel & HVO	LNG
Ships require a large energy buffer, resulting in a battery size which is too large, too heavy and too expensive. Currently there are no means to charge this battery during port call.	The ship's surface is not big enough to even provide 10% of the required power during daylight.	More interesting for slow sailing vessels. Deck space is challenging, but with a projected saving of 10-30% the technology itself is not sufficient to reach the IMO limit of 50% GHG reduction.	Currently, too expensive, not insurable, requires too much specialized personnel.	Hydrotreated Vegetable Oil still emits carbon. Carbon neutrality is very dependent on origins of biomass. Challenging to produce at large scale at an affordable cost. Competition from other harder to abate industries.	Due to methane slip during production, storage & combustion, GHG effect saving is negligible, not making it better than the fuel it replaces.

E-fuels (synthetically produced from H_2)

Hydrogen	Ammonia	E-LNG	E-methanol	LOHC
Starting point of any green fuel as it can be made by just using green electricity to power an electrolyser which splits water into H_2 and O_2. However, due to its storing properties it becomes challenging if a large energy storage is required.	Efficient hydrogen carrier as 1x nitrogen can bond 3x hydrogen molecules. Hazard complexity due to its toxicity. Blue ammonia can be made from natural gas, if the CO_2 is captured and stored during production. Cheap alternative in the transition towards green fuels.	Same as LNG, it remains a carbon emitter if used as fuel and methane slip issues remain. If the CO_2 doesn't originate from an acceptable source of biomass or from direct air capture, it is unclear what this fuel really saves.	Same as with LNG, it emits CO_2 during combustion.	(Liquid organic hydrogen carrier) LOHC is an easy and safe way to store hydrogen in a liquid oil (6,5%wt). However, about 1/3rd of the energy is lost for the endothermic reaction to release the hydrogen from the carrier.

Energy density

Fuel equivalent for a typical voyage	Net Weight [ton]	Gross Weight [ton]	Net Volume [m³]	CO_2 tank-to-wake [ton]
MGO*	700	749	777	2,205
H_2 (compressed 300bar)	233	13,000	11,650	0
H_2 (liquid -253°C)	233	420	3,281	0
Ammonia (liquid -33°C)	1,694	2,044	2,320	0
LNG (liquid -162°C)	577	965	1,351	1,587
Methanol	1,616	1,791	2,015	2,214
LOHC (4,5wt% effective)	5,177	5,695	5,384	0

(*) 700ton of MGO is a typical fuel consumption for a Newcastlemax bulk carrier sailing between Australia - China



Carbon
Hydrogen
Energy Density MJ/L
0
5
10
15
20
25
30
35
Diesel
Gasoline
Butane
Propane
Ethanol
Methane
Methanol
NH3
Liq H2
Hydride
Zero carbon fuels

© 2024 – CMB.TECH
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With strategic partnerships and co-development with OEMs, CMB.TECH has access to the first marine H_2 & NH_3 powered engines

NH_3 engines – Low speed (2-stroke)

- Together with WinGD[1] a 2-stroke low-speed engine series is being developed
- The WinGD X-DF-A dual-fuel ammonia engines have already been successfully tested at the development centre showing that NO_x and N_2O_2 emissions are within the latest emission regulations and can easily be neutralized by an emission aftertreatment
- CMB.TECH's deep-sea ships will be fitted with these engines as off beginning 2026, allowing zero emission shipping



WIN GD

H_2 engines – Medium speed (4-stroke)

- Since 2018, CMB.TECH is developing in a joint venture with ABC Engines [1] a series of hydrogen powered medium engines
- Both dual and mono fuel engines have been developed and brought to market
- The power ranges from 700kW up to 2600kW

BEH2YDRO



H_2 engines – High speed (4-stroke)

- In 2020, CMB.TECH initiated the cooperation with MAN [1] to convert a V12 engine to be used onboard Hydrocat
- Now, the first type approved dual fuel engine will be brought to the market which has adapted hardware to enhance the dual fuel performance (735kW up to 1250kW)
- Hydroville was the first marine class approved dual fuel ship in the world powered by 2x Volvo Penta [1] engine converted by CMB.TECH
- Since 2017, CMB.TECH and Volvo Penta have successfully converted a D4, D8 and D13 engine to run in dual fuel mode (up to 735kW)

MAN

VOLVO PENTA

[1] These firms have not consented to the use of their names and logos in this presentation, nor have they endorsed the transaction or made any recommendations relating thereto.

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CMB.TECH's Technology & Development Centre has 15 years of experience with H_2 technology which is recognised by multiple OEMs




H_2
GAS








CMB TECH
CELL 02

- The first tests with hydrogen combustion were conducted in 2008
- 25 years of experience as engineering and design team with a proven track record working on complex and international projects
- Since 2012 the dual fuel hydrogen-diesel technology was developed. The technology was further validated and finetuned on various engines and resulted in more than 100x applications which were tested in the field.
  The majority of the converted vehicles were testing in a commercial, real-life environment
- We have a uniquely skilled calibration team experienced in H_2 combustion, which has access to multiple dyno test cells fitted with the latest emission after treatment measurement equipment
- Highly skilled engineering team which can deliver a project from concept up to the production level and who worked on a long list of world's first
- Onsite capabilities at the T&D Centre:
  - Test rig area with pressure test equipment
  - Hydrogen equipped dyno test cells
  - Hardware in the loop test rig
  - Engine build & prototyping workshops
  - Electrical & electronics build lab
  - Fabrication & model studio

© 2024 – CMB.TECH

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CMB.TECH Industry develops land-based industrial equipment that is deployed in port areas



H2 production
or H2 import
Port Area
CMB.TECH local dual fuel workshops
1
2
3
4
5

- Heavy-duty and long endurance (up to 21h/day) industry favouring the use of dual fuel technology. Suitable equipment are:
  1. Trucks
  2. Port and cargo handling equipment
  3. Locomotives
  4. Power gensets
  5. BeHydro Engines
- Given our established partnerships with BeHydro, Volvo Penta and Ford [1], a vast majority of solutions can be offered to this niche market where often fuel cell applications have a limited use
- From the equipment side, we are working with renowned partners with whom we are designing multiple cargo handlers that can offer a robust, cost-effective and low carbon port operations
- Due to its long history in maritime, CMB.TECH has easy access to all major ports in the world
- CMB.TECH's dual fuel technology allows the set-up of local dual fuel workshops
- These hotspots will function as flywheel for CMB.TECH's marine hydrogen powered tugs, coasters, multi-functional port utility vessels, etc

KALMAR VOLVO PENTA Ford MAN BEHYDRO

[1] These firms have not consented to the use of their names and logos in this presentation, nor have they endorsed the transaction or made any recommendations relating thereto.

© 2024 – CMB.TECH
71

 CMB.TECH Industry is an enabler for hydrogen supply and support services in port areas and offers rapid scalability

1. Dual-fuel hydrogen-diesel trucks


Electrical box with ECU
Multi-purpose valve
Filling point
Pressure reducer
Injector
Internal display
High pressure line
Low pressure line
Venting line

Advantage	The conversion
The truck **can always continue its operation** on the proven diesel platform if H_2 runs out or if there is no H_2 refuelling station available.	Conversion of the truck is done by **2x technicians on 3x days.** The conversion entails the installation of 6x Type III tanks on a frame which is bolted to the chassis of the truck.

Phase 1: Supervisory conversion

Conversion is realized without the need for hardware or software changes on the current diesel engine. World harmonized emissions tests witnessed by TUV Rheinland [(1)] show following savings in dual fuel mode:

Transient Cycle (WHTC): 18,3% of CO_2 savings

Stationary Cycle (WHSC): 21,6% of CO_2 savings

Phase 2: Integrated conversion

Currently we are conducting enhanced testing, together with the OEM to modify both the software and the hardware of the engine, to push the emission's savings further. It is **expected that an 80% CO_2 savings can be achieved while driving at the highway at 90km/h with full load.**

From a customer perspective, H_2 co-combustion has no compromise in range, payload, robustness, and durability, while having the ability to offer a great emission reduction. Its cost and flexibility answers today's needs of logistics companies for a low threshold technology

[(1)] These firms have not consented to the use of their names and logos in this presentation, nor have they endorsed the transaction or made any recommendations relating thereto.

© 2024 – CMB.TECH
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 2. Dual-fuel hydrogen-diesel cargo handlers  As ports are standardized around the ships, the cargo handlers have the same philosophy. What works in Antwerp will also work in Rotterdam, Hamburg, etc.  Cargo handlers often can’t drive on public roads, thereby requiring dual fuel technology in case the HRS is out for maintenance  CMB.TECH is currently working on a yard tractor, Roro tractor and a hybrid straddle carrier which will be equipped with the dual fuel technology.  Preparations for a dual fuel RTG (rubber-tired gantry) and reach stacker project have already been initiated.  The Volvo Penta D8 is the major workhorse in many cargo handlers. The emission savings realized by CMB.TECH's dual fuel technology are >80% CO2 at the sweet spot of this engine.

3. Dual-fuel hydrogen-diesel locomotives

- Railways are hard to fully electrify in port areas. Especially where the electric overhead lines cannot be used for safety reasons. Furthermore on container terminals containers, the carriages are loaded from the top.
- CMB.TECH's combustion technology allows the use of the zero-emission technology and can be implemented in the locomotive drivetrain with minimal engineering, keeping the robustness and simplicity



HyRail project for long haul

- To showcase the potential of the technology for long haul transport, **CMB.TECH is working on the HyRail project where 2x locomotives are converted to operate with green H_2 fuel in dual-fuel mode**. The project includes the design, build, test, commissioning and operation of the locomotive and H_2 fuel tender car
- The dual fuel technology implemented uses the BeHydro V12 medium speed engine which base engine is already widely used in railway. This engine is also compatible with the GE's 7FDL12 engine making it an ideal engine for repowering projects.
- In Africa alone there are 4000x locomotives that are nearing end of life, offering great forward potential for the BeHydro engines.


BEHYDRO
POWERED BY HYDROGEN

Shunting locomotive concept with BeHydro engine

- Our high-speed engines Volvo Penta D8 and MAN (1) V12 engines are **also suitable for the smaller sized locomotives, typically used for shunting applications.**
- Dual fuel capability is key in order to kickstart the energy transition in railway. Our dual fuel technology can later on be converted to monofuel hydrogen and is compatible with the hybridization of locomotives.

(1) These firms have not consented to the use of their names and logos in this presentation, nor have they endorsed the transaction or made any recommendations relating thereto.

© 2024 – CMB.TECH
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4. Hydrogen powered gensets (dual-fuel and monofuel)


aggreko.co
ggreko

e-power
NENSPOWER


Gensets

- Since 2018 CMB.TECH has put mono and dual fuel gensets into operation to power events (such as COP26) and has sold a dozen of them to Ziero, Aggreko, PlusZero and NENS-power [(1)] for showcasing the technology.
- In 2023, we have partnered up with e-power (land-based) and DBR[(1)] (marine), who are packaging our mono/dual fuel engines into a commercial applications which are offered to the market.


ITALIA
CMB
TECH

Power barge

- Feasibility has already been conducted and new regulations force ports to offer cold ironing technology to the ships before 2030.
- A mobile power barge could offer the flexibility to supply ships with clean power, everywhere at any time.
- No need for expensive grid upgrade nor the investments into expensive power electronics for delivering the right Frequency/Voltage.
- The power barge can also be used as a floating refuelling station for H_2 powered ships. The hydrogen genset can also be installed on shore to cut emissions.

[(1)] These firms have not consented to the use of their names and logos in this presentation, nor have they endorsed the transaction or made any recommendations relating thereto.

© 2024 – CMB.TECH
76

 H2 Infra and the projects in Namibia

H_2 Infra: flywheel for both marine and industry divisions

CMB.TECH's H_2 infra division offers hydrogen and ammonia fuel to its customers, either through its own production or by sourcing it from third party producers. Within H_2 infra, the necessary technology and infrastructure is designed, developed and operated to produce and distribute green hydrogen and ammonia.

Maritime & public H_2 production & refueling station Antwerp

- CMB.TECH has built the world's first maritime & public H_2 refueling station with onsite green H_2 production which can be dispensed to trucks, cars, trailers, and ships (1.2 MW PEM electrolyser)
- Thanks to the Antwerp production and refuelling station, CMB.TECH has gained valuable experience and insights on costs, operational and technical issues that will be used in future projects.


H2

Mobile refueller

- CMB.TECH has developed a 40ft 500bar trailer to facilitate remote refueling for all of our applications. This enables us to support the customers of our Marine & Industry division with the supply of hydrogen.
- This trailer can refuel 3 x CTVs, 20 x trucks or 15 x straddle carriers. Two trailers are in operation, and two trailers are being delivered Q1 2024



PV2Fuel Namibia

CLEANERGY SOLUTIONS NAMIBIA

- Access to cheap ammonia by developing a green NH_3 production project in a country with abundant availability of sun.
- Selection of Namibia: stable country, significant solar potential, availability of port infrastructure, and abundant land availability
- Cooperation with Namibian partner Olthaver & List [1] to incooperate local know-how into project
- The PV2Fuel strategy is to start small with a realistic and concrete approach. Construction works are ongoing for our first phase, a hydrogen production project.



Offshore refueling station

- Using renewable wind power to produce H_2 at sea to refuel ships.
- Solution supports growth of Windcat
- Project in feasibility phase



[1] These firms have not consented to the use of their names and logos in this presentation, nor have they endorsed the transaction or made any recommendations relating thereto.

© 2024 – CMB.TECH
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 Visual impression H2 Infra  Ongoing construction of Hydrogen production and refuelling station in Namibia  Refuelling operation of Hydrocat with mobile refueller  Hydrogen production and refuelling station in Antwerp  Artistic impression of offshorerefuelling station

PV2Fuel Namibia has been defined in 4 phases

Phased Approach

1. **Small scale Green H_2/NH_3** → Experience Namibia, upskilling Namibians & build-up local reputation
2. **NH_3 storage and bunkering facility** → Building bunkering infrastructure for Blue/ Green NH_3
3. **Industrial Scale Green H_2/NH_3** → Realising the first large scale building block of PV2Fuel
4. **Facilitate upscaling Green NH_3** → Secure long-term availability and affordability of green NH_3

Phase 1 PV2Fuel : Small scale H_2 and NH_3 Production





Visit President Hage Geingob to site

Project description: Small-scale hydrogen and ammonia production including a hydrogen refueling station. Hydrogen production project entails 5MW solar park, 5MW electrolyser, 5,9MWh BESS, 3 compressors (3x45 kg/hr), Storage (40bar, 300bar & 500bar). Envisaged hydrogen production of 182 ton/y. Ammonia plant will entail containerized units with a design capacity of 4 t/d.

Project ambition:

- Build-up and train a local Namibian team
- Get the experience with the country, the permitting and the technology in the right environment
- Build-up a trustworthy reputation towards government and local communities
- Show we can deliver complex projects in Namibia and that we can bring hydrogen and ammonia to the market.

Location: Plant is located in Walvis Bay (Farm 58), an industrial area close to the airport and in approximately to Port of Walvis Bay (+/- 12km). Lease agreement has been signed with Municipality of Walvis Bay for 24ha. Option agreement received for remainder of 175 ha for next project phases.

Status: Hydrogen production project is under construction. All major hydrogen equipment has been ordered and first equipment has been delivered to Walvis Bay. For ammonia production the Pre-FEED is ongoing which will be finalized in February 2024.

Envisaged timeline: Hydrogen production and refueling station will be operational mid-2024; ammonia production is targeted for end 2025.

CAPEX: Total investment of $ 40 million.

© 2024 – CMB.TECH
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NH_3 storage and bunkering facility to kickstart the usage for shipping

Phase 2 PV2Fuel: NH_3 Terminal


CMB TECH
Visual impression NH_3 tank terminal


Existing Jetty

Project description: An import/ export ammonia terminal including bunkering facilities with a storage capacity of 40.000 tons. The terminal can be integrated into the exiting jetty operated by Namcor by adding NH_3 loading lines and NH_3 loading arm.

Project ambition:

- Create an ammonia bunkering and storage hub to kickstart the usage of ammonia as a bunker fuel for shipping
- Create a unique gateway to clean-fuels customers from a location where green ammonia can be produced at the lowest cost

Status: Front-End Engineer Design (FEED) ongoing. Non-binding MOU signed with Namcor for the existing Jetty

Envisaged timeline: Operational 2026

Location: Terminal will be located in the North Porth of Walvis Bay close to the existing Jetty. Option agreement received from Namport for an area of 113ha.

CAPEX estimation: $ 200 million


SITE PORT

© 2024 – CMB.TECH
81

Once the technology is proven, PV2Fuel can be scaled up which will result in a low-cost NH_3 production

Phase 3 PV2Fuel: NH_3 Production

- **Project description:** Industrial scale green ammonia production based on 930MWp solar plant, 500MW electrolyser (CF of 41%) and a total estimated ammonia production of 185kton/y
- **Project ambition:**
  - Secure long-term availability of green ammonia at low-cost for our fleet by developing and investing, in cooperation with other companies, in a first industrial-scale green NH_3 project.
  - Acquire the knowledge on green NH_3 production cost for future offtake agreements
  - Facilitate the upscaling to several multi-GW scale projects in the region to support the world's demand for clean fuels.
- **Status:** PRE-FEED engineering finalized by Technip Energies and preparing Invitation to Bid for FEED engineering.
- **Envisaged timeline**: Operational 2028
- **Location:** Solar park and electrolysers will be located in Arandis. Produced hydrogen will be transported to Farm 58 via pipeline where it will be used to produce NH_3. Farm 58 will be connected with the tank terminal via an ammonia pipeline.
- **CAPEX estimation** : $ 2.55 billion

Phase 4 PV2Fuel: NH_3 Upscaling

- Once the technology, the business model and framework agreements with suppliers, governments, contractors are proven, the technology is ready for scale up. As CMB.TECH we can support this upscaling based on our experience.
- The utilisation rate of the electrolyser will drive the LCOA much less, as the cost of the electrolyser is expected to decrease drastically in the near future.
- It is expected that once production can be scaled further, green ammonia can be competitive with blue and grey ammonia.



Namibia
Project area
Arandis
(2000ha)
3a
2
1
3b
Walvis Bay
(113ha)
Farm 58
(175ha)
NH3 pipeline (5km 18")
NH3 pipeline (12km 6")
H2 pipeline (80km 18")
Project location
10km
SCALE

© 2024 – CMB.TECH 82

 Closing Remarks  Questions?

 Decarbonize today  Navigate tomorrow

 5. Annex  Focus section on H2 market and shipping

 Future energy demand: accelerating efficiencyand reducing fossil fuel dependency  In a net zero scenario, total energy supply shifts away from unabated fossil fuels while supply from low-emissions sources increases  Electrification becomes more prevalent, resulting in a cleaner power sector  Key trends shaping the future of energy:  Diminished significance of hydrocarbons  Swift growth of renewable energy sources  Amplified adoption of electrification  Escalating utilization of low-carbon hydrogen  By 2050, the hydrogen (and by extension, ammonia) market could be 20 times larger than it is today  Total final consumption by fuels  Total energy consumption by fuel in 2050 in two different scenarios  Key takeaways  Global consumption shifts away from fossil fuels to decrease carbon footprint  H2  Sources: IEA, Bloomberg, Fearnleys. These firms have not consented to the use of their names and data in this presentation, nor have they endorsed the transaction or made any recommendations relating thereto.

 Global energy demand supplied from Hydrogen (MT)  Core industries  approx. 500 GW incremental  approx. 1,300 GW incremental  approx. 3,200 GW incremental  Clean Hydrogen growth potential: energy demand supplied from hydrogen to witness north of 25% CAGR next 30 years  Sources: IEA, Hydrogen Council. These firms have not consented to the use of their names and data in this presentation, nor have they endorsed the transaction or made any recommendations relating thereto.

Growth trajectory supported by national strategies: worldwide efforts to combat climate change

	EU	US	Canada	Japan	China
As % of GDP world[1]	*16%*	*25%*	*2%*	*4%*	*18%*
	Representing approximately 66% worldwide GDP				
Vision / Goal	Committed to becoming climate-neutral by **2050**	Re-entered in the **Paris Agreement**	Net-zero emission by **2050** (one of **top 3 global clean H_2 producers**)	Reaching net-zero GHG emissions by **2050**	Commitment to reach carbon-neutrality by **2060**
Hydrogen strategy	**14%** hydrogen in the energy mix, or **500 GW** of renewable electrolysers	By **2050**, hydrogen demand in the US could reach **63 million MT** (**14%** of final energy demand)	Clean hydrogen has the potential to deliver up to **30% of end-use energy by 2050**	Hydrogen is seen as a **key technology** for becoming **carbon-neutral**	By **2050**, Hydrogen could meet **18%** of total global energy demand
Publishments	 Financing the green transition: The European Green Deal Investment Plan and Just Transition Mechanism	 ENERGY HYDROGEN STRATEGY Enabling A Low-Carbon Economy	 HYDROGEN STRATEGY FOR CANADA	 Overview of Japan's Green Growth Strategy Through Achieving Carbon Neutrality in 2050 Jan 2021	 NIKKEI Asia China's hydrogen roadmap: 4 things to know
Current CMB presence	CMB .TECH		CMB .TECH	CMB .TECH	

Sources: World Bank, National strategies /. Note: (1) Data as of 2022. These firms have not consented to the use of their names and data in this presentation, nor have they endorsed the transaction or made any recommendations relating thereto.

© 2024 – CMB.TECH
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Long-haul hydrogen transportation will be likely in the form of Ammonia



Volume (MtH_2/yr)
1.5
1.0
0.5
Repurposed pipeline
New pipeline
Liquid H_2
Ammonia
CMB .TECH
H_2
Gas
Liquid
Liquid
NH_3
120
LHV (MJ/kg)
18.6
7.5
8.5
Volumetric density (GJ/m^3)
12.7
700
1
Storage pressure (bar)
1
20
-253
Storage temperature (°C)
-34
+ + +
Handling / Conversion complexity
+ +
1 000
5 000
10 000
Distance (km)

Key takeaways

- Transportation infrastructures eye ammonia as a safer, cost-effective means to export hydrogen in large quantities
- Ammonia boasts high volumetric H_2 density (17.6 wt%) and a 1.5x higher heating value compared to pure liquid H_2, making it an attractive option
  - Its stability and lower energy requirement for liquefaction add to its appeal over pure H_2
- Ammonia leverages established synthesis technology and existing supply chains, streamlining its integration
- The potential for ammonia extends to transportation, notably in marine bunkering, as engine manufacturers work on dual-fuel systems incorporating ammonia for ships' internal combustion engines

Sources: Roland Berger, Wood Mackenzie, Irena. These firms have not consented to the use of their names and data in this presentation, nor have they endorsed the transaction or made any recommendations relating thereto.

© 2024 – CMB.TECH
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 Alternative fuel adoption in today’s maritime industry is shaping tomorrow’s conventional fuel independence by 2050  Ships in operation  Ships on order  H2  +  A fuel technology transition is already underway in the maritime industry and gathering pace while the search for solutions continues  For ships in operation, 6.52% of tonnage can now operate on alternative fuels, compared to 5.5% last year  The uptake of methanol and LPG is starting to be effective, together with the first hydrogen-fueled newbuilds  Several demonstration projects for ammonia-fueled ships are also ongoing nowadays and some preparation for potential conversion to ammonia propulsion has been done at the newbuild stage  The uptake of vessels capable of operating with ammonia as a primary fuel is expected to gather pace in the coming years with the development of the technology  Sources: DNV, McKinsey & Company, Mærsk Mc-Kinney Møller Center / Note: (1) As of July 2023. These firms have not consented to the use of their names and data in this presentation, nor have they endorsed the transaction or made any recommendations relating thereto.  Alternative fuel uptake in the world fleet by gross tonnage(1)  Expectations of the main shipping players on the future fuel sources

 5. Annex  Fleet List

Fleet List (1/3)

Newcastlemax **2+24** **5.000 dwt** **0+2**

#	Ship's name	Built	Type	Size	Shipyard	H2/NH3
1	Mineral Belgie	Jul-23	Newcastlemax bulk carrier	210.000 dwt	Qingdao Beihai	Super-Eco (MAN)
2	Mineral Nederland	Aug-23	Newcastlemax bulk carrier	210.000 dwt	Qingdao Beihai	Super-Eco (MAN)
3	Mineral Luxembourg	Jan-24	Newcastlemax bulk carrier	210.000 dwt	Qingdao Beihai	Super-Eco (MAN)
4	Mineral France	Jan-24	Newcastlemax bulk carrier	210.000 dwt	Qingdao Beihai	Super-Eco (MAN)
5	Mineral Deutschland	May-24	Newcastlemax bulk carrier	210.000 dwt	Qingdao Beihai	Super-Eco (MAN); NH3 Ready
6	Mineral Italia	Jul-24	Newcastlemax bulk carrier	210.000 dwt	Qingdao Beihai	Super-Eco (MAN); NH3 Ready
7	Mineral Danmark	Jul-24	Newcastlemax bulk carrier	210.000 dwt	Qingdao Beihai	Super-Eco (MAN); NH3 Ready
8	Mineral Eire	Aug-24	Newcastlemax bulk carrier	210.000 dwt	Qingdao Beihai	Super-Eco (MAN); NH3 Ready
9	Mineral Hellas	Sep-24	Newcastlemax bulk carrier	210.000 dwt	Qingdao Beihai	Super-Eco (MAN); NH3 Ready
10	Mineral Espana	Oct-24	Newcastlemax bulk carrier	210.000 dwt	Qingdao Beihai	Super-Eco (MAN); NH3 Ready
11	Mineral Portugal	Nov-24	Newcastlemax bulk carrier	210.000 dwt	Qingdao Beihai	Super-Eco (WINGD); NH3 Ready
12	Mineral Osterreich	Dec-24	Newcastlemax bulk carrier	210.000 dwt	Qingdao Beihai	Super-Eco (WINGD); NH3 Ready
13	Mineral Sverige	Mar-25	Newcastlemax bulk carrier	210.000 dwt	Qingdao Beihai	Super-Eco (WINGD); NH3 Ready
14	Mineral Suomi	May-25	Newcastlemax bulk carrier	210.000 dwt	Qingdao Beihai	Super-Eco (WINGD); NH3 Ready
15	Mineral Polska	Jul-25	Newcastlemax bulk carrier	210.000 dwt	Qingdao Beihai	Super-Eco (WINGD); NH3 Ready
16	Mineral Cesko	Sep-25	Newcastlemax bulk carrier	210.000 dwt	Qingdao Beihai	Super-Eco (WINGD); NH3 Ready
17	Mineral Slovensko	Sep-25	Newcastlemax bulk carrier	210.000 dwt	Qingdao Beihai	Super-Eco (WINGD); NH3 FITTED
18	Mineral Slovenija	Oct-25	Newcastlemax bulk carrier	210.000 dwt	Qingdao Beihai	Super-Eco (WINGD); NH3 FITTED
19	Mineral Malta	Nov-25	Newcastlemax bulk carrier	210.000 dwt	Qingdao Beihai	Super-Eco (WINGD); NH3 FITTED
20	Mineral Kypros	Dec-25	Newcastlemax bulk carrier	210.000 dwt	Qingdao Beihai	Super-Eco (WINGD); NH3 FITTED
21	Mineral Eesti	Jan-26	Newcastlemax bulk carrier	210.000 dwt	Qingdao Beihai	Super-Eco (WINGD); NH3 FITTED
22	Mineral Latvija	Mar-26	Newcastlemax bulk carrier	210.000 dwt	Qingdao Beihai	Super-Eco (WINGD); NH3 FITTED
23	Mineral Lietuva	Mar-26	Newcastlemax bulk carrier	210.000 dwt	Qingdao Beihai	Super-Eco (WINGD); NH3 FITTED
24	Mineral Magyar	May-26	Newcastlemax bulk carrier	210.000 dwt	Qingdao Beihai	Super-Eco (WINGD); NH3 FITTED
25	Mineral Romania	Jun-26	Newcastlemax bulk carrier	210.000 dwt	Qingdao Beihai	Super-Eco (WINGD); NH3 FITTED
26	Mineral Balgariya	Sep-26	Newcastlemax bulk carrier	210.000 dwt	Qingdao Beihai	Super-Eco (WINGD); NH3 FITTED
27	TBN 5.000 dwt	2026	General cargo	5.000 dwt	Dung Quat	Super-Eco ; H2 FITTED
28	TBN 5.000 dwt	2026	General cargo	5.000 dwt	Dung Quat	Super Eco ; H2 FITTED

1+3 **6,000 TEU**
0+1 **1,400 TEU**

#	Ship's name	Built	Type	Size	Shipyard	H2/NH3
1	CMA CGM Masai Mara	Jun-23	Container vessel	6.000 TEU	Yangfan Shipyard	Super-Eco (MAN); NH3 Ready
2	CMA CGM Zingaro	Jan-24	Container vessel	6.000 TEU	Yangfan Shipyard	Super-Eco (MAN); NH3 Ready
3	CMA CGM Etosha	Jun-24	Container vessel	6.000 TEU	Yangfan Shipyard	Super-Eco (MAN); NH3 Ready
4	CMA CGM Dolomites	Aug-24	Container vessel	6.000 TEU	Yangfan Shipyard	Super-Eco (MAN); NH3 Ready
5	TBN 1.400 TEU	2026	Container vessel	1.400 TEU	Yangfan Shipyard	Super-Eco (WinGD); NH3 FITTED

Chemical tankers **2+6**

#	Ship's name	Built	Type	Size	Shipyard	H2/NH3
1	Bochem Houston	Jun-23	Chemical tanker	25.000 dwt	CMJL Dingheng	Super-Eco (MAN); NH3 Ready
2	Bochem Rotterdam	Oct-23	Chemical tanker	25.000 dwt	CMJL Dingheng	Super-Eco (MAN); NH3 Ready
3	Bochem Casablanca	Apr-24	Chemical tanker	25.000 dwt	CMJL Dingheng	Super-Eco (MAN); NH3 Ready
4	Bochem Shanghai	Jun-24	Chemical tanker	25.000 dwt	CMJL Dingheng	Super-Eco (MAN); NH3 Ready
5	Bochem New Orleans	Jul-24	Chemical tanker	25.000 dwt	CMJL Dingheng	Super-Eco (MAN); NH3 Ready
6	Bochem Brisbane	Sep-24	Chemical tanker	25.000 dwt	CMJL Dingheng	Super-Eco (MAN); NH3 Ready
7	Bochem TBN	2025	Chemical tanker	25.000 dwt	CMJL Dingheng	Super-Eco (MAN); NH3 Ready
8	Bochem TBN	2025	Chemical tanker	25.000 dwt	CMJL Dingheng	Super-Eco (MAN); NH3 Ready

Other **3**

#	Ship's name	Built	Type	Size	Shipyard	H2/NH3
1	Hydroville	2017	Ferry	16 pax	BW Seacat	Volvo Penta H2 fitted
2	HydroBingo	2020	Ferry	80 pax	TFC	Volvo Penta H2 fitted
3	HydroTug	2023	Tugboat	65 tbp	Armon Shipyard	BeHydro H2 fitted

© 2024 – CMB.TECH
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52+5 CTV

0+5 CSOV

Fleet List (2/3)

#	Ship's name	Built	Type	Size	Shipyard	H2/NH3
1	Windcat 1	24/02/2004	CTV	3	AF Theriault	Volvo D16
2	Windcat 2	26/04/2005	CTV	1	AF Theriault	Volvo D12
3	Windcat 3	29/03/2005	CTV	1	AF Theriault	Volvo D12
4	Windcat 4	02/11/2005	CTV	1	AF Theriault	Volvo D12
5	Windcat 6	11/07/2007	CTV	2	AF Theriault	Volvo D16
6	Windcat 7	30/05/2007	CTV	2	Island Boats Inc	Volvo D16
7	Windcat 10	19/05/2008	CTV	3XLR	AF Theriault	Volvo D16
8	Windcat 11	22/07/2008	CTV	3XL	AF Theriault	Volvo D16
9	Windcat 14	30/03/2009	CTV	3	Dok en Scheepsbouw Woudsend	Volvo D16
10	Windcat 15	30/03/2009	CTV	3XLR	Dok en Scheepsbouw Woudsend	Volvo D16
11	Windcat 16	01/10/2008	CTV	3	AF Theriault	Volvo D16
12	Windcat 17	02/03/2009	CTV	3XLR	AF Theriault	Volvo D16
13	Windcat 18	11/05/2009	CTV	3XLR	AF Theriault	Volvo D16
14	Windcat 19	24/03/2008	CTV	3XLR	AF Theriault	Volvo D16
15	Windcat 20	07/09/2009	CTV	3	Dok en Scheepsbouw Woudsend	Volvo D16
16	Windcat 21	25/02/2010	CTV	3	AF Theriault	MTU 8V
17	Windcat 22	05/02/2010	CTV	3XL	Dok en Scheepsbouw Woudsend	Volvo D16
18	Windcat 23	25/05/2010	CTV	3	AF Theriault	MTU 8V
19	Windcat 24	09/06/2010	CTV	3XLR	Dok en Scheepsbouw Woudsend	MTU 8V
20	Windcat 25	01/12/2010	CTV	3	Dok en Scheepsbouw Woudsend	MTU 8V
21	Windcat 26	06/04/2011	CTV	3	Dok en Scheepsbouw Woudsend	MTU 8V
22	Windcat 27	06/04/2011	CTV	3	AF Theriault	MTU 8V
23	Windcat 28	15/03/2012	CTV	3	Dok en Scheepsbouw Woudsend	MTU 8V
24	Windcat 29	18/08/2011	CTV	3XL	AF Theriault	MTU 8V
25	Windcat 30	25/10/2012	CTV	3RW	Dok en Scheepsbouw Woudsend	Volvo D16
26	Windcat 31	10/04/2013	CTV	3RW	Dok en Scheepsbouw Woudsend	Volvo D16
27	Windcat 32	09/07/2013	CTV	3RW	Dok en Scheepsbouw Woudsend	Volvo D16
28	Windcat 33	14/12/2013	CTV	3RW	Dok en Scheepsbouw Woudsend	Volvo D16
29	Windcat 34	18/10/2013	CTV	3.2XL	Dok en Scheepsbouw Woudsend	Volvo D16
30	Windcat 35	02/04/2014	CTV	3,2	Dok en Scheepsbouw Woudsend	Volvo D16
31	Windcat 36	15/09/2014	CTV	3,2	Dok en Scheepsbouw Woudsend	Volvo D16
32	Windcat 37	20/02/2015	CTV	3.2XL	Dok en Scheepsbouw Woudsend	Volvo D16
33	Windcat 38	05/07/2015	CTV	3,2	Dok en Scheepsbouw Woudsend	Volvo D16

#	Ship's name	Built	Type	Size	Shipyard	H2/NH3
34	Windcat 39	15/01/2016	CTV	3,2	Dok en Scheepsbouw Woudsend	Volvo D16
35	Windcat 40	20/04/2017	CTV	3,5	Dok en Scheepsbouw Woudsend	MTU 8V
36	Windcat 41	22/01/2018	CTV	3,5	Dok en Scheepsbouw Woudsend	MTU 8V
37	Windcat 42	29/06/2018	CTV	3.5	Dok en Scheepsbouw Woudsend	MTU 8V
38	Windcat 43	19/11/2018	CTV	3.5	Dok en Scheepsbouw Woudsend	MTU 8V
39	Windcat 44	25/04/2019	CTV	3.5	Dok en Scheepsbouw Woudsend	MTU 8V
40	Windcat 45	15/09/2019	CTV	3.5	Dok en Scheepsbouw Woudsend	MTU 8V
41	Windcat 46	20/03/2020	CTV	3.5	Dok en Scheepsbouw Woudsend	MTU 8V
42	Windcat 47	30/09/2020	CTV	3.5	Dok en Scheepsbouw Woudsend	MTU 8V
43	Windcat 48	25/10/2021	CTV	H2	Dok en Scheepsbouw Woudsend	MAN H2 fitted
44	Windcat 49	15/07/2021	CTV	3.5	Dok en Scheepsbouw Woudsend	MAN H2 ready
45	Windcat 50	31/03/2022	CTV	3.5	Dok en Scheepsbouw Woudsend	MTU 8V
46	Windcat 51	10/05/2022	CTV	3.5	Dok en Scheepsbouw Woudsend	MTU 8V
47	Windcat 52	12/01/2022	CTV	3.5	Neptune Shipyards	MAN H2 ready
48	Windcat 53	14/07/2022	CTV	3,5	Neptune Shipyards	MAN H2 ready
49	Windcat 54	09/12/2022	CTV	3,5	Neptune Shipyards	MAN H2 ready
50	Windcat 55	09/01/2023	CTV	3,5	Kuipers Wouds.	MAN H2 fitted
51	Windcat 56	01/01/2024	CTV	3,5	Neptune Shipyards	MAN H2 ready
52	Windcat 57	01/03/2024	CTV	3,5	Dok en Scheepsbouw Woudsend	MAN H2 ready
63	Windcat 58	01/08/2024	CTV	5	Dok en Scheepsbouw Woudsend	MAN H2 fitted
54	Windcat 59	01/11/2024	CTV	5	Neptune Shipyards	MAN H2 ready
55	Windcat 60	01/12/2024	CTV	5	Dok en Scheepsbouw Woudsend	MAN H2 fitted
56	Windcat 101	01/04/2011	CTV	4	Bloemsma & van Bremen	MTU 8V
57	Dorothea	21/02/2011	CTV	X	South Boats Special Projects	Scania D16

#	Ship's name	Built	Type	Size	Shipyard	H2/NH3
1	CSOV 552205	May-25	CSOV	120 pax	Damen Vietnam	H2 powered
2	CSOV 552206	Jul-25	CSOV	120 pax	Damen Vietnam	H2 powered
3	CSOV 552207	Oct-25	CSOV	120 pax	Damen Vietnam	H2 powered
4	CSOV XXX	2026	CSOV	120 pax	Damen Vietnam	H2 powered
5	CSOV XXX	2026	CSOV	120 pax	Damen Vietnam	H2 powered
(*)	CSOV XXX Option	2026	CSOV	120 pax	Damen Vietnam	H2 powered

© 2024 – CMB.TECH

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Fleet List (3/3)

Suezmax 22+4

#	Ship's name	Built	Type	Size	Shipyard
1	Brest	2024	Suezmax	156,851	Hyundai Samho Heavy Industries Co., Ltd.
2	Bristol	2024	Suezmax	156,851	Hyundai Samho Heavy Industries Co., Ltd.
3	Brugge	2023	Suezmax	156,851	Hyundai Samho Heavy Industries Co., Ltd.
4	Cap Corpus Christi	2018	Suezmax	156,600	Hyundai
5	Cap Felix	2008	Suezmax	158,765	Samsung
6	Cap Lara	2007	Suezmax	158,826	Samsung
7	Cap Pembroke	2018	Suezmax	156,600	Hyundai
8	Cap Port Arthur	2018	Suezmax	156,600	Hyundai
9	Cap Quebec	2018	Suezmax	156,600	Hyundai
10	Cap Theodora	2008	Suezmax	158,819	Samsung
11	Cap Victor	2007	Suezmax	158,853	Samsung
12	Captain Michael	2012	Suezmax	157,648	Samsung
13	Cedar	2022	Suezmax	157,310	Daehan Shipbuilding Co. Ltd.
14	Cypress	2022	Suezmax	157,310	Daehan Shipbuilding Co.,Ltd.
15	Fraternity	2009	Suezmax	157,714	Samsung
16	H5088	2024	Suezmax	156,790	DH Shipbuilding Co., Ltd.
17	H5089	2024	Suezmax	156,790	DH Shipbuilding Co., Ltd.
18	HXXXX	2026	Suezmax		DH Shipbuilding Co., Ltd.
19	HXXXX	2026	Suezmax		DH Shipbuilding Co., Ltd.
20	Maria	2012	Suezmax	157,523	Samsung
21	Sapphira	2008	Suezmax	150,205	Universal
22	Selena	2007	Suezmax	150,205	Universal
23	Sienna	2007	Suezmax	150,205	Universal
24	Sofia	2010	Suezmax	165,000	Hyundai
25	Statia	2006	Suezmax	150,205	Universal
26	Stella	2011	Suezmax	165,000	Hyundai

VLCC 17+3

#	Ship's name	Built	Type	Size	Shipyard
1	Aegean	2016	VLCC	299,999	Hyundai
2	Alsace	2012	VLCC	320,350	Samsung
3	Antigone	2015	VLCC	299,421	Hyundai
4	Daishan	2007	VLCC	306,005	Daewoo
5	Dalma	2007	VLCC	306,543	Daewoo
6	Dia	2015	VLCC	299,999	Daewoo
7	Donoussa	2016	VLCC	299,999	Daewoo
8	Hakata	2010	VLCC	302,550	Universal
9	Hakone	2010	VLCC	302,624	Universal
10	Hirado	2011	VLCC	302,550	Universal
11	Hojo	2013	VLCC	302,965	JMU
12	Ilma	2012	VLCC	314,000	Hyundai
13	Ingrid	2012	VLCC	314,000	Hyundai
14	Iris	2012	VLCC	314,000	Hyundai
15	Nectar	2008	VLCC	307,284	Dalian
16	Newton	2009	VLCC	307,284	Dalian
17	Noble	2008	VLCC	307,284	Dalian
18	TK300K-1	2026	VLCC	319,000	Qingdao Beihai Shipyard
19	TK300K-2	2026	VLCC	319,000	Qingdao Beihai Shipyard
20	TK300K-3	2026	VLCC	319,000	Qingdao Beihai Shipyard

Storage 2

#	Ship's name	Built	Type	Size	Shipyard
1	FSO Africa	2002	FSO	432,023	Daewoo
2	FSO Asia	2002	FSO	432,023	Daewoo

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